As filed with the Securities and Exchange Commission on June 5, 1996
                                                      Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                         -----------------------------

                Delaware                                     6711                                  63-0589368
     (State or Other Jurisdiction of             (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)               Classification Code Number)                  Identification No.)

                             417 North 20th Street
                             Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                          ----------------------------
                                   Copies to:

       CHARLES C. PINCKNEY               FRANK M. CONNER III                  KATHRYN L. KNUDSON
   LANGE, SIMPSON, ROBINSON &               ALSTON & BIRD             POWELL, GOLDSTEIN, FRAZER & MURPHY
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.               SIXTEENTH FLOOR
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250             191 PEACHTREE STREET, N.E.
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004               ATLANTA, GEORGIA 30303
         (205) 250-5000                   (202) 508-3303                        (404) 572-6600

                          ----------------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                          ----------------------------
                        CALCULATION OF REGISTRATION FEE

Title of each                                           Proposed maximum            Proposed maximum
class of securities            Amount to be             offering price                 aggregate                  Amount of
to be registered                registered                 per unit*                offering price*            registration fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock                     338,703               $  23.19731               $    7,857,000                  $  2,709.31
================================================================================================================================

*Calculated in accordance with Rule 457(f).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET



                                                                        CAPTION OR LOCATION IN
                       FORM S-4 ITEM                                  PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   Summary;  First Gwinnett Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of First Gwinnett; Voting Securities and
                                                             Principal Stockholders of First Gwinnett; Index
                                                             to First Gwinnett Financial Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference;  Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

Dear First Gwinnett Bancshares Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of First Gwinnett Bancshares, Inc. ("First Gwinnett") to be held at First Gwinnett's main office, 5935 Buford Highway, Norcross, Georgia, 30071 on
, 1996, at  :00  .m., local time, notice of which is enclosed.

    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which First Gwinnett will merge (the "Merger") with and into Regions, and First Gwinnett Bank (the "Bank"), a wholly owned subsidiary of First Gwinnett, will become a wholly owned subsidiary of Regions. Upon consummation of the Merger, each share of First Gwinnett common stock issued and outstanding (except for certain shares held by First Gwinnett or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 1.1336 shares of Regions common stock.

    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of First Gwinnett has agreed to vote those First Gwinnett shares beneficially owned by such member in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by First Gwinnett stockholders.

    Stockholders of First Gwinnett who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their First Gwinnett shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the common stock of First Gwinnett entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

    Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for First Gwinnett, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                        Sincerely,



                                        Monty G. Watson
                                        President and Chief Executive Officer

                        FIRST GWINNETT BANCSHARES, INC.
                 5935 BUFORD HIGHWAY, NORCROSS, GEORGIA, 30071
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD         , 1996


    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of First Gwinnett Bancshares, Inc. ("First Gwinnett"), a bank holding company, will be held at First Gwinnett's main office, 5935 Buford Highway,
Norcross, Georgia, 30071 on         , 1996, at  :00 .m., local time, for the
following purposes:

    1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of October 23, 1995 (the "Agreement"), by and between First Gwinnett and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of First Gwinnett through the merger of First Gwinnett with and into Regions (the "Merger"), (ii) each share of First Gwinnett common stock (except for certain shares held by First Gwinnett or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 1.1336 shares of Regions common stock, and (iii) each First Gwinnett stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

    2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on         , 1996, are
entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Stockholders of First Gwinnett have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix B.

    The Board of Directors of First Gwinnett unanimously recommends that holders of First Gwinnett common stock vote to approve the proposals listed above.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of First Gwinnett an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                        By Order of the Board of Directors



                                        Kelly J. Johnson
                                        Corporate Secretary


        , 1996

  FIRST GWINNETT BANCSHARES, INC.                  REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                    PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                         COMMON STOCK
     TO BE HELD         , 1996                           (PAR VALUE $.625)


    This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First Gwinnett Bancshares, Inc. ("First Gwinnett") upon consummation of the proposed merger (the "Merger") described herein, by which First Gwinnett will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of October 23, 1995, by and between Regions and First Gwinnett (the "Agreement").

    On the effective date of the Merger (the "Effective Date"), except as described herein, (i) First Gwinnett will merge with and into Regions, (ii) each outstanding share of the $1.00 par value common stock of First Gwinnett ("First Gwinnett Common Stock") will be converted into 1.1336 shares of Regions Common Stock, and (iii) each holder of First Gwinnett Common Stock will receive cash in lieu of any remaining fractional interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

    As a result of the Merger, the separate existence of First Gwinnett will cease, and First Gwinnett Bank, a wholly owned subsidiary of First Gwinnett (the "Bank"), will become a wholly owned subsidiary of Regions. Regions anticipates consolidating all of its commercial bank subsidiaries in Georgia, including the Bank, into one commercial bank organized under Georgia law. For a further description of the terms of the Merger, see "Description of the Transaction."

    This Prospectus also constitutes a Proxy Statement of First Gwinnett and is being furnished to the stockholders of First Gwinnett in connection with the solicitation of proxies by the Board of Directors of First Gwinnett for use at its special meeting of stockholders, including any adjournment or postponement
thereof (the "Special Meeting"), to be held on         , 1996 to consider and
vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to
stockholders of First Gwinnett on or about         , 1996.


  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
              FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                   GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is         , 1996.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded on the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or First Gwinnett. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or First Gwinnett since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to First Gwinnett was supplied by First Gwinnett.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which includes supplemental consolidated financial statements of Regions, giving effect to the March 1, 1996 combination of
First National Bancorp with Regions, accounted for as a pooling of interests);

         2. Regions' Quarterly Report on Form 10-Q for the three months ended March 31, 1996;

         3. Regions' Current Report on Form 8-K dated as of March 1, 1996, and amendment no. 1 thereto filed March 28, 1996;

         4. Regions' Current Report on Form 8-K filed June 4, 1996; (which includes management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, accounted for as a pooling of interests);

         5.  Regions' report on Form 10-C filed March 11, 1996; and

         6. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1995, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1995," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. In particular, reference is made to the Regions' Annual Report on Form 10-K for the year ended December 31, 1995, and Regions' Current Report on Form 8-K dated June 4, 1996, which include supplemental consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Summary" and "Business of Regions--Recent Developments."

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8401). IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY         , 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Special Meeting of First Gwinnett Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Reasons for the Merger; Recommendation of First Gwinnett's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Treatment of First Gwinnett Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Resales of the Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Business Combinations with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
FIRST GWINNETT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
BUSINESS OF FIRST GWINNETT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Business and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Transactions with Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIRST GWINNETT      . . . . . . . . . . . . . . . . . . . . . . . . .  46
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ?
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
INDEX TO FIRST GWINNETT FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
APPENDIX A--Agreement and Plan of Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B--Copy of Title 14, Chapter 2, Article 13 of the Georgia
     Code Relating to Rights of Dissenting Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                                    SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "First Gwinnett" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    First Gwinnett. First Gwinnett is a bank holding company organized under the laws of the state of Georgia, with its principal executive office located in Norcross, Georgia. First Gwinnett operates principally through the Bank, which is a wholly owned subsidiary of First Gwinnett and a state-chartered commercial bank and which provides a range of retail banking services through its one office in Gwinnett County, Georgia. At March 31, 1996, First Gwinnett had total consolidated assets of approximately $68.4 million, total consolidated deposits of approximately $59.7 million, and total consolidated stockholders' equity of approximately $7.9 million. First Gwinnett's principal executive office is located at 5935 Buford Highway, Norcross, Georgia, 30071 and its telephone number at such address is (770) 368-2200.

    Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 353 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of March 31, 1996. At that date, Regions had total consolidated assets of approximately $17.5 billion, total consolidated deposits of approximately $14.2 billion, and total consolidated stockholders' equity of approximately $1.5 billion. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on March 31, 1996 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    Since March 31, 1996, Regions has completed the acquisition of a financial institution in Georgia. Regions also has entered into definitive agreements to acquire, in addition to First Gwinnett, three additional financial institutions, one of which is located in Georgia and two of which are located in Louisiana (the "Other Pending Acquisitions"). For information with respect to the Other Pending Acquisitions see "Documents Incorporated by Reference" and "Business of Regions--Recent Developments."

    Regions commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF FIRST GWINNETT STOCKHOLDERS

    The Special Meeting will be held at  :00 p.m., local time, on         ,
1996, at First Gwinnett's main office, 5935 Buford Highway, Norcross, Georgia, 30071, for the purpose of considering and voting on approval of the Agreement. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of First Gwinnett Common Stock at the close of
business on         , 1996 (the "Record Date"), will be entitled to vote at the
Special Meeting. The affirmative vote of a majority of the First Gwinnett Common Stock entitled to vote at the Special Meeting will be required to approve the Agreement. As of the Record Date, there were 291,785 shares of First Gwinnett Common Stock outstanding and entitled to be voted.

    The directors and executive officers of First Gwinnett and their affiliates beneficially owned, as of the Record Date, 84,658 shares (or approximately 29% of the outstanding shares) of First Gwinnett Common Stock. Each member of the Board of Directors of First Gwinnett has agreed to vote those First Gwinnett shares beneficially owned by such member in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First Gwinnett Common Stock. As of that date, neither First Gwinnett nor Regions held any shares of First Gwinnett Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of First Gwinnett by Regions pursuant to the Merger of First Gwinnett with and into Regions. On the Effective Date, each share of First Gwinnett Common Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by First Gwinnett, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into
1.1336 shares of Regions Common Stock (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any First Gwinnett stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date, or the date of exercise, in the case of options. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

    Holders of First Gwinnett Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of First Gwinnett Common Stock in cash in accordance with the applicable provisions of the Georgia Business Corporation Code (the "Georgia Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Georgia Act are reproduced as Appendix B to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATION OF FIRST GWINNETT'S BOARD OF DIRECTORS

    First Gwinnett's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, First Gwinnett and its stockholders. Accordingly, First Gwinnett's Board unanimously recommends that First Gwinnett's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF FIRST GWINNETT HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF FIRST GWINNETT COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Merger, First Gwinnett's directors considered First Gwinnett's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger. See "Description of the Transaction--Background of and Reasons for the Merger."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and First Gwinnett, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First Gwinnett stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause First Chicago Trust Company of New York, acting in its capacity as exchange agent for Regions (the "Exchange Agent"), to mail to the former stockholders of First Gwinnett a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Gwinnett Common Stock for certificates representing shares of Regions Common Stock. FIRST GWINNETT STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has issued its approval of the Merger.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of First Gwinnett stockholders, receipt of an opinion of counsel or a ruling from the Internal Revenue Service as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both First Gwinnett and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, First Gwinnett will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of First Gwinnett's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of First Gwinnett generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire First Gwinnett Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of First Gwinnett Common Stock for Regions Common Stock will not give rise to gain or loss to First Gwinnett stockholders, except to the extent of any cash received in lieu of fractional share interests. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FIRST GWINNETT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, First Gwinnett stockholders, whose rights are governed by the Georgia Act and by First Gwinnett's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

    The rights of Regions stockholders differ from the rights of First Gwinnett stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. First Gwinnett Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock, (ii) the sale price in the last known transaction of purchase and sale of First Gwinnett Common Stock, which occurred in September 1995, and (iii) the equivalent per share price (as explained below) of First Gwinnett Common Stock. The indicated dates of October
23, 1995, and         , 1996 represent, respectively, the last trading day
immediately preceding public announcement of Merger and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                                 EQUIVALENT
                                                                                    PER
                                                                                SHARE PRICE
                                      REGIONS           FIRST GWINNETT       OF FIRST GWINNETT
MARKET PRICE PER SHARE AT:         COMMON STOCK          COMMON STOCK           COMMON STOCK
- --------------------------         ------------          ------------           ------------
October 23, 1995                      $40.38                $25.50                 $45.77
        , 1996

    The equivalent per share price of First Gwinnett Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 1.1336. Stockholders are advised to obtain current market quotations for Regions Common Stock and First Gwinnett Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and First Gwinnett, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of First Gwinnett Common Stock, giving effect to the Merger. The Regions and First Gwinnett pro forma combined information and the First Gwinnett pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of 1.1336. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and First Gwinnett, including the respective notes thereto. Regions' historical financial information has been restated to give effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Documents Incorporated by Reference," and "--Selected Financial Data."



                                                      THREE MONTHS
                                                    ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                                    ---------------        ------------------------------
                                                    1996       1995          1995       1994       1993
                                                    ----       ----          ----       ----       ----
                                                      (Unaudited)           (Unaudited except Regions and
                                                                              First Gwinnett historical)
INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE
PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . .  $  .85     $  .81        $ 3.21     $ 3.10     $ 2.81
First Gwinnett historical   . . . . . . . . . . .     .81        .73          2.55       2.44       0.09
Regions and First Gwinnett pro forma combined(1).     .85                     3.20
First Gwinnett pro forma Merger equivalent(2) . .     .96                     3.63
DIVIDENDS DECLARED PER COMMON
SHARE
Regions historical  . . . . . . . . . . . . . . .  $  .35     $  .33        $ 1.32     $ 1.20     $ 1.04
First Gwinnett historical . . . . . . . . . . . .     .25        .25          0.45       0.10       0.10
First Gwinnett pro forma Merger equivalent(3) . .     .40        .37          1.50       1.36       1.18
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions historical  . . . . . . . . . . . . . . .  $23.84     $21.92        $23.38     $21.26     $19.85
First Gwinnett historical.  . . . . . . . . . . .   26.93      24.13         26.41      22.99      21.42
Regions and First Gwinnett pro forma combined(4).   23.85
First Gwinnett pro forma Merger equivalent(2) . .   27.04

_____________________

(1) Represents the combined results of Regions and First Gwinnett as if the Merger were consummated on January 1, 1995, and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange
    Ratio of 1.1336 shares of Regions Common Stock for each share of First Gwinnett Common Stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.1336 shares of Regions Common Stock for each share of First Gwinnett Common Stock.
(4) Represents the combined information of Regions and First Gwinnett as if the Merger were consummated on March 31, 1996, and were accounted for as a purchase.

SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and First Gwinnett. The data for Regions have been restated to give effect to the combination with First National Bancorp consummated on March 1, 1996, which was accounted for as a pooling of interests. Interim unaudited data for the three months ended March 31, 1996 and 1995 of Regions and First Gwinnett reflect, in the opinion of the respective managements of Regions and First Gwinnett, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and First Gwinnett incorporated by reference or included herein. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                              THREE MONTHS
                                            ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                                        ----------------------- -------------------------------------------------------------
                                             1996        1995        1995         1994         1993       1992       1991
                                             ----        ----        ----         ----         ----       ----       ----
                                           (Unaudited)
                                                   (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . . . . . $   329,005 $   299,945 $ 1,259,600  $   991,693  $   746,544   $  737,094   $778,848
  Total interest expense  . . . . . . .     165,119     147,415     635,336      436,157      296,195      324,420    428,083
  Net interest income . . . . . . . . .     163,886     152,530     624,264      555,536      450,349      412,674    350,765
  Provision for loan losses . . . . . .       6,874       5,050      30,271       20,580       24,695       39,367     34,879
  Net interest income after
       loan loss provision. . . . . . .     157,012     147,480     593,993      534,956      425,654      373,307    315,886
  Total noninterest income excluding
       security gains (losses). . . . .      55,551      43,912     187,830      171,705      169,318      148,007    129,232
  Security gains (losses) . . . . . . .         131           7        (424)         344          831        2,353        (89)
  Total noninterest expense . . . . . .     135,008     116,229     487,461      442,376      383,130      343,279    302,795
  Income tax expense  . . . . . . . . .      24,892      24,920      96,109       84,109       66,169       56,405     41,502
  Net income  . . . . . . . . . . . . .      52,794      50,250     197,829      180,520      146,504      123,983    100,732

PER SHARE DATA:
  Net income  . . . . . . . . . . . . . $       .85 $       .81 $      3.21  $      3.10  $      2.81   $     2.42       2.01
  Cash dividends  . . . . . . . . . . .         .35         .33        1.32         1.20         1.04         0.91       0.87
  Book value  . . . . . . . . . . . . .       23.84       21.92       23.38        21.26        19.85        17.13      15.47

OTHER INFORMATION:
  Average number of shares outstanding.      61,985      61,907      61,670       58,206       52,153       51,192     50,192

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . . . . . . $17,531,422 $16,200,279 $16,851,774  $15,810,076  $13,163,161 $10,457,676  $9,188,048
  Securities  . . . . . . . . . . . . .   4,120,997   3,296,536   3,863,781    3,346,291    2,993,417   2,255,732   2,076,199
  Loans, net of unearned income . . . .  11,864,356  11,412,740  11,542,311   10,855,195    8,430,931   6,657,557   5,726,818
  Total deposits  . . . . . . . . . . .  14,182,607  13,121,692  13,497,612   12,575,593   11,025,376   8,923,801   8,047,731
  Long-term debt  . . . . . . . . . . .     501,520     606,662     632,019      599,476      525,820     151,460      24,461
  Stockholders' equity  . . . . . . . .   1,482,790   1,358,964   1,429,253    1,286,322    1,106,361     886,116     779,002

PERFORMANCE RATIOS:
  Return on average assets (1). . . . .        1.24%       1.28%       1.21%        1.27%        1.38%       1.29%       1.15%
  Return on average stockholders'
       equity (1) . . . . . . . . . . .       14.51       15.38       14.29        15.26        15.76       15.04       13.58
  Net interest margin (1) . . . . . . .        4.22        4.31        4.21         4.37         4.77        4.85        4.58
  Efficiency (2)  . . . . . . . . . . .       60.49       57.94       58.79        59.44        60.23       59.62       60.92
  Dividend payout . . . . . . . . . . .       41.18       40.74       41.12        38.71        37.01       37.60       43.28

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1) . . .         .06%        .03%        .17%         .19%         .23%        .36%        .45%
  Problem assets to net loans and
       other real estate (3). . . . . .         .61         .71         .59          .75         1.12        1.29        1.62
  Nonperforming assets to net loans
       and other real estate (4). . . .         .70         .76         .68          .80         1.28        1.39        1.74
  Allowance for loan losses to loans,
       net of unearned income . . . . .        1.41        1.34        1.38         1.32         1.48        1.51        1.34
  Allowance for loan losses to
       nonperforming assets (4) . . . .      200.73      175.18      202.55       164.48       115.88      107.97       76.76

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . . . .        8.56%       8.31%       8.44%        8.35%        8.76%       8.60%       8.49%
  Average loans to average deposits . .       84.75       86.68       86.12        79.90        76.41       71.59       72.34
  Tier 1 risk-based capital (5) . . . .       11.34       10.66       11.14        10.69        11.13       11.68       11.85
  Total risk-based capital (5). . . . .       14.30       14.23       14.61        14.29        13.48       14.44       13.19
  Tier 1 leverage (5) . . . . . . . . .        7.81        7.43        7.49         8.21        10.11        8.44        8.40

__________________________
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of First Gwinnett


                                                THREE MONTHS
                                              ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                              ---------------    ---------------------------------------------------
                                               1996      1995     1995       1994      1993        1992      1991
                                               ----      ----     ----       ----      ----        ----      ----
                                                (Unaudited)
                                                       (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . . . . . . .  $ 1,344  $ 1,210   $ 5,076    $ 4,058   $ 3,154       $ 3,418   $ 3,832
  Total interest expense  . . . . . . . . .      580      484     2,139      1,484     1,233         1,530     2,140
  Net interest income . . . . . . . . . . .      764      726     2,937      2,574     1,921         1,888     1,692
  Provision for loan losses . . . . . . . .       30       30       120          2       416           288       345
  Net interest income after
     loan loss provision  . . . . . . . . .      734      696     2,817      2,572     1,505         1,600     1,347
  Total noninterest income
     excluding security gains (losses)  . .       68       57       265        269       254           247       250
  Security gains (losses) . . . . . . . . .       --       --        (5)        --       147            --        --
  Total noninterest expense . . . . . . . .      436      429     1,894      1,768     1,758         1,475     1,501
  Income tax expense  . . . . . . . . . . .      130      112       439        343       102           108        14
  Cumulative effect of a change
     in an accounting principle . . . . . .       --       --        --         --       (18)           --        --
  Net income  . . . . . . . . . . . . . . .  $   236  $   212   $   744    $   730   $    28       $   264   $    82

PER SHARE DATA:
  Net income  . . . . . . . . . . . . . . .  $   .81      .73   $  2.55    $  2.44   $   .09(1)    $   .88   $   .27
  Cash dividends  . . . . . . . . . . . . .      .25      .25       .45        .10       .10           .10        --
  Book value  . . . . . . . . . . . . . . .    26.93    24.13     26.41      22.99     21.42         21.19     20.63

OTHER INFORMATION:
  Average number of shares outstanding  . .      292      292       292        300       300           300       300

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets  . . . . . . . . . . . . . .  $68,396  $60,295   $65,526    $56,771   $48,085       $43,689   $44,182
  Securities  . . . . . . . . . . . . . . .   10,563   10,898    11,762     10,627     6,165         7,286     8,640
  Loans, net of unearned income . . . . . .   46,096   38,400    40,793     37,142    33,540        28,746    29,000
  Total deposits  . . . . . . . . . . . . .   59,744   52,701    57,224     49,064    41,448        36,895    37,529
  Stockholders' equity  . . . . . . . . . .    7,857    7,051     7,707      6,718     6,356         6,358     6,189

PERFORMANCE RATIOS:
  Return on average assets (2)  . . . . . .     1.42%    1.47%     1.21%      1.36%      .06%          .60%      .19%
  Return on average stockholders'
     equity (2) . . . . . . . . . . . . . .    12.10    12.54     10.18      11.14       .44          4.19      1.33
  Net interest margin (2) . . . . . . . . .     4.60     5.02      4.78       4.80      3.91          4.27      3.83
  Efficiency (3)  . . . . . . . . . . . . .    52.40    54.79     59.15      62.19     80.83         69.09     77.29
  Dividend payout . . . . . . . . . . . . .    30.91    34.46     17.65       4.10    107.14         11.36        --

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
     net of unearned income (2) . . . . . .      .45%     .58%      .80%      (.65)%    1.57%     .54%     1.28%
  Nonperforming assets to net loans
     and other real estate (4)  . . . . . .      .15      .50       .34        .31      5.03     8.71      3.42
  Allowance for loan losses to loans,
     net of unearned income . . . . . . . .     1.04     1.72      1.22       1.85      1.36     1.96      1.48
  Allowance for loan losses to
     nonperforming assets (4) . . . . . . .   714.93   352.94    357.84     581.36     26.75    21.91     42.39

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
     average assets . . . . . . . . . . . .    11.73%   12.30%    11.88%     12.23%    13.05%   14.26%    13.96%
  Average loans to average deposits . . . .    75.05    76.57     72.96      76.24     80.24    76.95     77.01
  Tier 1 risk-based capital (4) . . . . . .    15.12    15.96     16.10      16.80     16.85    18.49     18.10
  Total risk-based capital (4)  . . . . . .    16.05    17.20     17.15      18.05     18.04    19.74     19.35
  Tier 1 leverage (4) . . . . . . . . . . .    11.71    12.14     11.54      13.26     13.13    14.47     13.90

__________________________
  (1) 1993 Income before cumulative effect of a change in an accounting principle is $47,000 or $.15 per share.
  (2)    Interim period ratios are annualized.
  (3) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of First Gwinnett Common Stock in connection with the solicitation by the First Gwinnett Board of Directors of proxies for use at the Special Meeting, at which First Gwinnett stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at :00 .m., local time, on , 1996, at the main offices of First Gwinnett, located at 5935 Buford Highway, Norcross, Georgia, 30071.

    First Gwinnett stockholders are requested promptly to sign, date, and return the accompanying proxy card to First Gwinnett in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

    Any First Gwinnett stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First Gwinnett a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First Gwinnett before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to First Gwinnett Bancshares, Inc., 5935 Buford Highway, Norcross, Georgia, 30071, Attention: Kelly Johnson, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of First Gwinnett Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, First Gwinnett is unaware of any other matter to be presented at the Special Meeting.

    Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of First Gwinnett, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     First Gwinnett stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

First Gwinnett's Board of Directors has established the close of business on
     , 1996, as the Record Date for determining the First Gwinnett stockholders entitled to notice of and to vote at the Special Meeting. Only First Gwinnett stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. Approval of the Agreement will require the affirmative vote of the holders of a majority of the First Gwinnett Common Stock entitled to vote at the Special Meeting and not just a majority of the votes cast. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately 474 holders of 291,785 shares of First Gwinnett Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by First Gwinnett to beneficially own more than 5.0% of the outstanding shares of First Gwinnett Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of First Gwinnett."

    The presence, in person or by proxy, of a majority of the outstanding shares of First Gwinnett Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of First Gwinnett Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the First Gwinnett Common Stock entitled to vote at the Special Meeting.

    The directors and executive officers of First Gwinnett and their affiliates beneficially owned, as of the Record Date, 84,658 shares (or approximately 29% of the outstanding shares) of First Gwinnett Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First Gwinnett Common Stock. As of that date, no subsidiary of either First Gwinnett or Regions held any shares of First Gwinnett Common Stock in a fiduciary capacity for others, or as the result of debts previously contracted.

                         DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Each share of First Gwinnett Common Stock (excluding any shares held by First Gwinnett, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into
1.1336 shares of Regions Common Stock. Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional interest which a First Gwinnett stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date or the date of exercise, in the case of options.

TREATMENT OF FIRST GWINNETT OPTIONS

    The Agreement provides that all rights with respect to First Gwinnett Common Stock pursuant to stock options or stock appreciation rights granted by First Gwinnett under its stock option plan which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the First Gwinnett Stock Plan under which it was issued and the stock option agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock or cash in the case of stock appreciation rights, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. The only executive officer or director of First Gwinnett who, as of the date of this Proxy Statement/Prospectus holds outstanding options is Monty G. Watson. Mr. Watson holds exercisable options to purchase 6,500 shares of First Gwinnett Common Stock.

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     First Gwinnett and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that First Gwinnett could obtain a fair price for its stockholders. Accordingly, First Gwinnett and Regions entered into negotiations which culminated in the Agreement.

    Over the course of the past year, First Gwinnett had discussions with several different institutions regarding a business combination, and these discussions included the possibility of selling First Gwinnett to a larger bank holding company. In each instance, the other institution contacted First Gwinnett.

    In late 1994 and early 1995, the Chairman of First Gwinnett's Board of Directors, Walter Thomas, had periodic discussions with a metropolitan Atlanta financial institution concerning a possible combination with First Gwinnett, but these discussions ended in early 1995 because the parties could not come to agreeable terms regarding the price and post combination status of the parties.

    In the summer of 1995, Mr. Thomas received a call from a representative of an out-of-state regional bank holding company regarding a possible combination of the two institutions. Mr. Thomas and a representative of the other institution met in July, 1995 and discussed the possibility of merging the two institutions. The parties also exchanged financial information to determine whether a combination would be in the best interests of the institutions. The financial information presented by the other institution was not sufficient to convince First Gwinnett to pursue further discussions regarding a merger.

    In August, 1995, a representative of another out-of-state regional bank holding company contacted Mr. Thomas. Mr. Thomas again entertained discussions of a possible business combination, but determined that the culture of the other institution would not provide a relationship which would be beneficial to First Gwinnett and its stockholders.

    In the course of each of the discussions described above, Mr. Thomas, on behalf of the Board of Directors of First Gwinnett, determined that the proposed business combinations were not in the best interests of First Gwinnett or its stockholders.

    First Gwinnett was contacted by Regions in early September, 1995. Mr. Thomas had several meetings with Regions' representatives, including William Jordan, an executive officer of Regions, and discussed a possible combination in which First Gwinnett would merge with Regions. During September, First Gwinnett transmitted certain financial information to Regions and reviewed certain financial information provided by Regions. Mr. Thomas also spoke with each of the members of the Board of Directors regarding his discussions with Regions.

    On October 17, 1995, Mr. Jordan attended a special meeting of the First Gwinnett Board of Directors and presented information regarding Regions and Regions' offer to First Gwinnett. The Board discussed Regions' offer and proposed a more favorable exchange ratio based upon First Gwinnett's expected earnings, which was ultimately agreed to by Regions. The Board also asked Mr. Jordan detailed questions regarding the expected effect on the business of First Gwinnett and First Gwinnett's employees. At the October 17, 1995 meeting, special counsel for First Gwinnett discussed with the directors their fiduciary duties with regard to the sale of First Gwinnett and reviewed with the directors the proposed agreement with Regions. Thereafter, the directors adjourned the meeting and reconvened it on October 23, 1995 to review the terms of the proposal. Following this review, the Board unanimously voted to enter into a definitive agreement with Regions to merge First Gwinnett with and into Regions. The definitive agreement was executed on October 23, 1995, and a press release regarding the Merger was issued on October 24, 1995.

     FIRST GWINNETT'S REASONS FOR THE MERGER. In approving the Merger, the directors of First Gwinnett considered a number of factors. Without assigning any relative or specific weights to the factors, the First Gwinnett Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of First Gwinnett concerning the business, operations, earnings, asset quality, and financial condition of First Gwinnett, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of First Gwinnett Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of First Gwinnett Common Stock for Regions Common Stock for federal and state income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay; and

    (e) the conclusion of the Board of Directors that, in general, the exchange of First Gwinnett Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of First Gwinnett Common Stock.

    The terms of the Merger were the result of arms-length negotiations between representatives of First Gwinnett and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of First Gwinnett unanimously approved the Merger as being in the best interests of First Gwinnett and its stockholders. Each member of the Board of Directors of First Gwinnett has agreed to vote such member's shares in favor of the Merger.

    First Gwinnett's Board of Directors unanimously recommends that First Gwinnett stockholders vote for approval of the Agreement.

    Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of First Gwinnett on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which First Gwinnett operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of First Gwinnett; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and First Gwinnett, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger; and (ii) the date on which the Agreement is approved by the requisite vote of First Gwinnett stockholders; or such later date within 30 days thereof as specified by Regions.

    No assurance can be provided that the necessary stockholder approval can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and First Gwinnett anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or First Gwinnett generally may terminate the Agreement if the Merger is not consummated by September 30, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause First Chicago Trust Company of New York, acting in the capacity of Exchange Agent, to mail to the former stockholders of First Gwinnett a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Gwinnett Common Stock for certificates representing shares of Regions Common Stock.

     FIRST GWINNETT STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for First Gwinnett Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First Gwinnett Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest and all undelivered dividends and distributions in respect of such shares, without interest. After the Effective Date, to the extent permitted by law, First Gwinnett stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their First Gwinnett Common Stock has been converted, regardless of whether such stockholders have surrendered their First Gwinnett Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered First Gwinnett certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

    After the Effective Date, there will be no transfers of shares of First Gwinnett Common Stock on First Gwinnett's stock transfer books. If certificates representing shares of First Gwinnett Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of all applicable waiting periods.

    (b) the approval by the holders of a majority of the First Gwinnett Common Stock issued and outstanding;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of First Gwinnett Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to First Gwinnett stockholders, except to the extent of any cash received; and

    (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and First Gwinnett of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement; (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the receipt by Regions of a letter from First Gwinnett's independent accountants with respect to certain financial information regarding First Gwinnett.

REGULATORY APPROVALS

    Applications for the approvals described below have been submitted to the appropriate regulatory agencies and each agency has issued its approval of the Merger.

    Regions and First Gwinnett are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day (which may be shortened to the 15th day) following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

    The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department took into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and First Gwinnett approved by their respective Boards of Directors; provided, however, that after approval by the First Gwinnett stockholders, no amendment decreasing the consideration to be received by First Gwinnett stockholders may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by First Gwinnett stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final denial of any required regulatory approval, provided that the terminating party is not then in material breach of any provision of the Agreement, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under " --Conditions to Consummation of the Merger" above;

    (b) by the Board of Directors of either party, if the holders of a majority of shares of First Gwinnett Common Stock issued and outstanding shall not have approved the Agreement, provided that the terminating party is not then in material breach of any provision of the Agreement;

    (c) by mutual agreement of the Boards of Directors of Regions and First Gwinnett;

    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1996, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of First Gwinnett and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either First Gwinnett or Regions prior to consummation of the Merger, as described below.

    First Gwinnett. First Gwinnett has agreed not to take certain action relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices), or imposing or suffering the imposition (except in the ordinary course of business) of a lien on any asset of First Gwinnett; (iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that First Gwinnett may, but shall not be legally obligated to, declare and pay regular cash dividends consistent with past practice, to the extent it is legally and contractually permitted to do so; (iv) issuing or selling any additional shares of any First Gwinnett capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement or pursuant to the exercise of outstanding stock options); (v) adjusting or reclassifying any of its capital stock; (vi) making any material investment except in the ordinary course of business; (vii) granting any increase in compensation or benefits to employees or officers (except as previously disclosed to Regions or as required by law), paying any bonus (except as previously disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as previously disclosed to Regions), or granting any increase in compensation or other benefits to directors; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate, except for any amendment required by law; (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program, except for any change required by law or advisable to maintain the tax qualified status of any such plan; (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) commencing any litigation (except in accordance with past practices); or (xii) modifying or terminating any material contract.

    In addition, First Gwinnett has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. First Gwinnett also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, First Gwinnett has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    Regions. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement provides that Regions will, and will cause First Gwinnett to, maintain all rights of indemnification existing in favor of each person entitled to indemnification from First Gwinnett or any of its subsidiaries on terms no less favorable than the rights provided in the Articles of Incorporation or Bylaws of First Gwinnett or its subsidiaries, as the case may be, or the rights provided by Georgia law on the date of the Agreement, and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of First Gwinnett and its subsidiaries who become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, (i) service under any qualified defined benefit plans of First Gwinnett shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plan of First Gwinnett shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of First Gwinnett shall be treated as service under any similar employee benefit plans maintained by Regions. The Agreement further provides that Regions will cause First Gwinnett to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between First Gwinnett or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under First Gwinnett's benefit plans.

    As described above under "--Treatment of First Gwinnett Options," the Agreement also provides that all rights with respect to First Gwinnett Common Stock pursuant to stock options or stock appreciation rights granted by First Gwinnett under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms. The number of shares of Regions Common Stock subject to the options shall be equal to the number of shares of First Gwinnett Common Stock subject to the option multiplied by the Exchange Ratio.

    As of the Record Date, directors and executive officers of First Gwinnett owned an aggregate of _______ shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

    Pursuant to the provisions of Chapter 2, Article 13 of the Georgia Act, if the Merger is consummated, any holder of record of First Gwinnett Common Stock who (i) gives to First Gwinnett, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date, excluding any appreciation or depreciation in anticipation of the Merger.

    A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies First Gwinnett in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders.

    The written objection requirement referred to above will not be satisfied under the Georgia statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any holder of First Gwinnett Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

    Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: First Gwinnett Bancshares, Inc., 5935 Buford Highway, Norcross, Georgia, 30071, Attention: Corporate Secretary.

    If the Merger is authorized at the Special Meeting, First Gwinnett must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of First Gwinnett Common Stock who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for shares of First Gwinnett Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which First Gwinnett must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13 of the Georgia Act.

    A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A record stockholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under
Article 13.

    Except as described below, the surviving corporation resulting from the Merger must, within ten days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent First Gwinnett financial statements, (ii) the surviving corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of the Article 13 of the Georgia Act. If the stockholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, or is deemed to have accepted the offer by failing to respond within 30 days, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

    If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, First Gwinnett must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the surviving corporation must send a new Dissenter's Notice and repeat the payment demand procedure described above.

    Section 14-2-1327 of the Georgia Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) First Gwinnett, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within ten days of the later of the Effective Date or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within ten days after receipt of the written demand, and (ii) the stockholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

    If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Gwinnett County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

    The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
Article 13 of the Georgia Act.

    If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefitted. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by First Gwinnett or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

    The foregoing is a summary of the material rights of a dissenting stockholder of First Gwinnett but is qualified in its entirety by reference to
Article 13 of the Georgia Act, included in Appendix B to this Proxy Statement/Prospectus. Any First Gwinnett stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to First Gwinnett stockholders, except as indicated above or otherwise required by law.

    Any dissenting First Gwinnett stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and First Gwinnett concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Georgia Act, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A). First Gwinnett and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

    (b) First Gwinnett will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of First Gwinnett.

    (c) No gain or loss will be recognized by Regions on receipt of First Gwinnett's assets in exchange for Regions Common Stock.

    (d) The basis of First Gwinnett's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of First Gwinnett immediately prior to the transaction.

    (e) The holding period of the assets of First Gwinnett in the hands of Regions will, in each case, include the period during which such assets were held by First Gwinnett.

    (f) The stockholders of First Gwinnett will recognize no gain or loss upon the exchange of their First Gwinnett Common Stock solely for shares of Regions Common Stock.

    (g) The basis of the Regions Common Stock received by the First Gwinnett stockholders in the proposed transaction will, in each instance, be the same as the basis of the First Gwinnett Common Stock surrendered in exchange therefor.

    (h) The holding period of the Regions Common Stock received by the First Gwinnett stockholders will, in each instance, include the period during which the First Gwinnett Common Stock surrendered in exchange therefor was held, provided that the First Gwinnett Common Stock was held as a capital asset on the date of the exchange.

    (i) The payment of cash to First Gwinnett stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (j) Where solely cash is received by a First Gwinnett stockholder in exchange for his First Gwinnett Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's First Gwinnett Common Stock, subject to the provisions and limitations of Section 302.

    THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. FIRST GWINNETT STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of First Gwinnett as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of First Gwinnett.

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF THE REGIONS COMMON STOCK

    The Regions Common Stock to be issued to First Gwinnett stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, First Gwinnett (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

    Each person who First Gwinnett reasonably believes will be an affiliate of First Gwinnett has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of First Gwinnett Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia Act and First Gwinnett's Articles of Incorporation, (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of First Gwinnett stockholders and those of Regions stockholders. The differences deemed material by First Gwinnett and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and First Gwinnett's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations and Proposals," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 62,185,402 shares were issued as of March 31, 1996, none of which were held as treasury stock. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

    First Gwinnett. First Gwinnett's authorized capital stock consists of 2,000,000 shares of First Gwinnett Common Stock, which is the only class of capital stock authorized and of which 291,785 shares were issued and outstanding as of the Record Date.

    Pursuant to the Georgia Act, First Gwinnett's Board of Directors may authorize the issuance of additional shares of First Gwinnett Common Stock without further action by First Gwinnett's stockholders. First Gwinnett's Articles do not provide the stockholders of First Gwinnett with preemptive rights to purchase or subscribe to any unissued authorized shares of First Gwinnett Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    First Gwinnett. The Georgia Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. First Gwinnett's Articles provide that the affirmative vote of at least 66 2/3% of the outstanding voting shares, excluding all shares owned beneficially by interested stockholders, is required to amend the Articles, unless at least two-thirds of First Gwinnett's directors then in office and who are disinterested directors approve the proposed amendment, in which event the affirmative vote of a majority of the outstanding voting shares is sufficient to amend the Articles.

    The Articles also provide that the Board of Directors has the power to adopt, amend, or repeal the Bylaws by a vote of a majority of the directors then in office, subject to the right of the stockholders to adopt, amend, or repeal the Bylaws by the affirmative vote of at least 66 2/3% of the outstanding shares.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

    First Gwinnett. Like Regions, First Gwinnett's Articles generally provide for a classified board of directors with three classes, and provide that voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

    First Gwinnett. Pursuant to First Gwinnett's Articles and Bylaws, a director may be removed only for cause at a meeting of stockholders with respect to which notice of the purpose to remove one or more directors has been given, by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of First Gwinnett voting stock, or by the affirmative vote of the holders of a majority of First Gwinnett voting stock.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    First Gwinnett. The Georgia Act generally permits a corporation's articles of incorporation to relieve directors of liability for monetary damages for good faith conduct. The Articles provide that First Gwinnett directors shall not be liable for monetary damages for breach of duty as a director except for actions taken not in good faith or that involve intentional misconduct or certain unlawful transactions. Such limitations on director liability are substantially similar to those applicable to Regions.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    First Gwinnett. First Gwinnett's Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    First Gwinnett. Under the Articles, a special meeting of First Gwinnett stockholders may be called only (i) by the Chairman of the Board of Directors;
(ii) by the President; (iii) by the Secretary at the request in writing of a majority of the Board of Directors; (iv) by the Secretary at the request in writing of 66 2/3% of the outstanding stock that are not beneficially owned by an interested stockholder.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

    First Gwinnett. Under the Articles, no action requiring or permitting stockholder approval may be approved by written consent of stockholders.

STOCKHOLDER NOMINATIONS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    First Gwinnett. First Gwinnett's Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of First Gwinnett not less than 45 days before any meeting of the stockholders called for the election of directors. The Nomination Notice must set forth certain background information about the persons to be nominated as required by Regulation 14A promulgated under the Exchange Act.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    First Gwinnett. First Gwinnett's bylaws specifically provide that First Gwinnett shall be subject to the sections of the Georgia Act that place restrictions on certain business combinations. Section 14-2-1111 of the Georgia Act restricts "business combinations" (as defined in Section 14-2-1110 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by a Georgia corporation with an "interested stockholder" (as defined in Section 14-2-1110 to include, generally, the beneficial owner of 10% or more of the corporation's outstanding voting stock).

    Section 14-2-1111 of the Georgia Act requires a business combination to be
(i) unanimously approved by the continuing directors, provided that continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than shares beneficially owned by the interested stockholder who is, or whose affiliate is, a party to the business combination. These requirements are in addition to any other vote required by Georgia law or the articles of incorporation or bylaws of the corporation. The requirements of Section 14-2-1111 must be satisfied in order for a business combination to avoid the necessity of compliance with the fair pricing and procedural requirements of the Georgia Act, which are set forth in Section 14-2-1112.

    Additionally, Section 14-2-1132 of the Georgia Act prohibits, with certain stated exceptions, a business combination with an interested stockholder for five years from the date the interested stockholder acquired that status.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect
(i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

    First Gwinnett. The Articles provide that certain business combination transactions may not be consummated unless approved by the affirmative vote of either (i) 66 2/3% of the outstanding voting stock or (ii) a majority of the voting power of outstanding voting stock in the case of a transaction approved by 66 2/3% of the directors of First Gwinnett then in office. Absent such provision, the Georgia Act would require approval of a majority of the voting power of a corporation's stock.

DISSENTERS' RIGHTS OF APPRAISAL

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    First Gwinnett. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. See "Description of the Transaction--Rights of Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    First Gwinnett. Pursuant to the Georgia Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, stockholder list, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

    First Gwinnett. Pursuant to the Georgia Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." First Gwinnett Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions Common Stock and First Gwinnett Common Stock for the indicated periods.

    Based on actual transactions of which First Gwinnett management is aware, the transactions of purchase and sale of First Gwinnett Common Stock since January 1, 1994, have occurred in a price range of $19.50 to $25.50 per share. However, over such period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in First Gwinnett Common Stock, and no assurance can be given that the stated price range represents the actual market value of the First Gwinnett Common Stock.

                                              REGIONS
                                                                      FIRST GWINNETT
                                    PRICE RANGE    CASH DIVIDENDS     CASH DIVIDENDS
                                    -----------       DECLARED           DECLARED
                                  HIGH      LOW      PER SHARE           PER SHARE
                                  ----      ---      ---------           ---------
1994
First Quarter   . . . . . .      $33.50    $30.13       $.30               $.10
Second Quarter  . . . . . .       36.13     30.50        .30                 --
Third Quarter   . . . . . .       36.75     34.63        .30                 --
Fourth Quarter  . . . . . .       35.00     29.75        .30                 --

1995
First Quarter   . . . . . .       36.50     31.63        .33                .15
Second Quarter  . . . . . .       37.44     34.50        .33                .10
Third Quarter . . . . . . .       41.25     37.00        .33                .10
Fourth Quarter  . . . . . .       44.88     39.63        .33                .10

1996
First Quarter   . . . . . .       48.00     40.75        .35                .15
Second Quarter (through
        , 1996) . . . . . .                              .35                .10

    On         , 1996, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of First Gwinnett Common Stock in the last known transaction, which occurred in September 1995, were $
   and $25.50, respectively. On October 23, 1995, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of First Gwinnett Common Stock, were $40.38 and $25.50, respectively.

    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

    First Gwinnett has paid dividends since 1992. In the years 1992 through 1994, a $.10 per share annual dividend was paid. In 1995, dividends were paid quarterly to include $.15 per share in the first quarter and $.10 per share in each of the three remaining quarters for an aggregate annual dividend of $.45 per share. In 1996, First Gwinnett paid a $.15 per share dividend in January and a $.10 per share dividend in March, and intends to pay a quarterly dividend thereafter until the consummation of the Merger. Each dividend will approximate the dividend that would have been paid on Regions Common Stock as a result of the conversion of First Gwinnett Common Stock in the Merger, if the Merger had been consummated in the second quarter of 1996. If for any reason the Merger is not consummated, First Gwinnett anticipates resuming its historical practice of paying regular quarterly cash dividends. However, First Gwinnett's future dividend policy would depend on its results of operations, capital needs, and other factors, and there can be no assurance that First Gwinnett would pay cash dividends indefinitely into the future or as to the amount of cash dividends to be paid.

        FIRST GWINNETT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL

    First Gwinnett derives all of its income from the Bank, its wholly owned subsidiary.

    The Bank's results of operations are primarily affected by its net interest income. Net interest income is defined as interest and fees on loans and investments, less interest expense on deposits. Interest from loans and investments is a function of the average rates earned. The Bank's cost of funds is a function of the average rates paid on such deposits. Service charges and other fees also affect income. The Bank's net income is further affected by the level of other expenses such as employee compensation and benefits, occupancy cost, advertising, and insurance.

INTEREST RATE SENSITIVITY

    The relationship between rate-sensitive earning assets and rate-sensitive interest bearing liabilities within given maturity ranges (interest rate sensitivity) can have a potential impact on the stability of a financial institution's net interest income. Gap analysis is one method of assessing interest rate sensitivity. Under this method, the difference between earning assets and interest-sensitive liabilities is derived within ranges of maturities; the difference is referred to as the asset funding gap if such earning assets exceed interest-sensitive liabilities, or the liability funding gap if such earning assets are exceeded by interest-sensitive liabilities.

    As a matter of policy, the Board of Directors monitors interest rate sensitivity by comparing actual dollar changes in net interest income to budgeted financial goals. The following analysis indicates the rate sensitivity of earning assets and interest-bearing liabilities at March 31, 1996.

Interest Rate Sensitivity Analysis
As of March 31, 1996

                                                                              Repricing Within
                                                             0-90         91-365          Over
                                                             Days          Days          1 Year         Total
                                                             ----          ----          ------         -----
                                                                               (in thousands)
EARNING ASSETS:
   Loans  . . . . . . . . . . . . . . . . . . . . .        $30,913        $2,859        $12,324        $46,096
   Securities . . . . . . . . . . . . . . . . . . .            750           490          9,323         10,563
   Federal funds sold . . . . . . . . . . . . . . .          1,650             -              -          1,650
   Interest bearing balances
     due from banks . . . . . . . . . . . . . . . .          3,460            --             --          3,460
                                                           -------       -------        -------        -------

Total earning assets  . . . . . . . . . . . . . . .         36,773         3,349         21,647         61,769

INTEREST-BEARING LIABILITIES:
   Interest-bearing deposits  . . . . . . . . . . .         26,974        13,178          6,208         46,360
                                                           -------       -------        -------        -------

Interest-sensitivity gap  . . . . . . . . . . . . .        $ 9,799       $(9,829)       $15,439        $15,409
                                                           =======       =======        =======        =======

Cumulative gap at March 31, 1996  . . . . . . . . .        $ 9,799       $   (30)       $15,409
                                                           =======       =======        =======

Cumulative gap at December 31, 1995 . . . . . . . .        $ 5,483       $(1,932)       $14,401
                                                           =======       =======        =======

LIQUIDITY

    The Bank manages liquidity to ensure that there is sufficient cash flow to satisfy demands for credit, deposit withdrawals, and other banking needs. Traditional sources of liquidity include asset maturities and growth in core deposits. Wholesale purchased liabilities, such as negotiable certificates of deposit, federal funds purchased and investment securities available for sale represent other major sources of funding. The Bank also has available from correspondent banks federal funds lines of credit totalling $2,500,000. Liquidity has not been a problem, nor does management expect that it will be as the economy expands, given the Bank's current liquidity position. The loan to deposit ratio at March 31, 1996 and 1995, was 77% and 73%, respectively.


CAPITAL RESOURCES

    Although the Bank has not made commitments for significant capital expenditures, the Bank's capital is subject to regulatory constraints. Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banks. As described in further detail under "Certain Regulatory Considerations-Capital Adequacy", the Bank is required to maintain a "Total Risk-Based Capital Ratio" of 8.0%, a "Tier 1 Capital" of 4.0%, and a "Leverage Ratio" of at least 3.0% plus an additional cushion of 100 to 200 basis points. At March 31, 1996, the Bank's Tier 1 Capital and Total Capital ratios were 15.12% and 16.05%, respectively. Also at such date, the Bank's Leverage Ratio was 11.71%. Accordingly, the Bank has the requisite capital levels to qualify it as a "well capitalized" institution under the prompt corrective action regulations. See "Certain Regulatory Considerations - Prompt Corrective Action."

RESULTS OF OPERATIONS

                       COMPARISON OF THREE MONTH PERIODS
                         ENDED MARCH 31, 1996 AND 1995

    The following is management's discussion and analysis of the significant changes in income and expenses in relation to the changes in financial position for the three months ended March 31, 1996 and 1995. This information should be read in conjunction with First Gwinnett's audited consolidated financial statements for the years ended December 31, 1995, 1994, and 1993, and the notes thereto included elsewhere herein.

Overview

    Net income for the quarter ended March 31, 1996 increased $24,000 or 11% over the first quarter of 1995. The earnings increase was due to an improvement in net interest income of $38,000 and an increase in non-interest income of $11,000, which were partially offset by increases in income tax expense of $18,000 and non-interest expenses of $7,000.

    Interest income for the first quarter of 1996 was $1,344,000 compared to $1,210,000 for the first quarter of 1995, an increase of $134,000 or 11%. This increase was due primarily to income generated by strong growth in the loan portfolio in the first quarter of 1996 compared to the first quarter of 1995. Loans, net of unearned fees, averaged $43,046,000 for the first quarter of 1996 compared to an average of $38,397,000 for the first quarter of 1995.

    Interest expense for the quarter ended March 31, 1996 increased $96,000 or 20% compared to the first quarter in 1995. While deposits increased on average in the first quarter of 1996 to $57,357,000 from $49,700,000 in the first quarter of 1995, the average interest rate paid on deposits increased as well.

    Total other income increased in the first quarter of 1996 by $11,000 or 20% over the same period one year ago. Increases in deposit account service charges and related fees due to growth in deposits accounted for this increase.

    Total other expenses increased $7,000 or 2% in the quarter ended March 31, 1996 compared to the quarter ended March 31, 1995. Components of 1996 other expenses reflecting changes include: Salaries and employee benefits which increased $34,000 due primarily to salaries of additional employees, as well as other expenses which declined $27,000 or 17%. Included in other expenses are regulatory expenses, postage, data processing, printing, supplies, etc.
A reduction in the FDIC assessment rate contributed to the decline in other expenses in the first quarter of 1996.


                         COMPARISON OF THE YEARS ENDED
                           DECEMBER 31, 1995 AND 1994


    The following is management's discussion and analysis of the significant changes in income and expenses and related changes in financial position for the years ended December 31, 1995 and 1994. This information should be read in conjunction with First Gwinnett's audited consolidated financial statements for the years ended December 31, 1995, 1994, and 1993, and the notes thereto included elsewhere herein.

Overview

    First Gwinnett's net income for 1995 was $744,000 compared to $730,000 in 1994. The increase in net income of $14,000 or 2% is primarily due to an increase in net interest income of $363,000, which was partially offset by an increase in the provision for loan losses of $118,000, an increase in non-interest expenses of $126,000, an increase in income taxes of $97,000, and a decrease in non-interest income of $8,000.

    Net interest income, the principal source of earnings for First Gwinnett, is the amount of interest income generated by earning assets (loans, investment securities, federal funds sold and deposits in other financial institutions) reduced by the total interest expense of the funds (primarily deposits) obtained to carry them. In 1995, net interest income increased by $363,000 or 14% over 1994.

    Earning assets contributed $5,076,000 to interest income in 1995 compared to $4,058,000 in 1994, an increase of $1,018,000 or 25%. Interest and fees on loans increased by $731,000 or 22%, interest on investment securities increased by $164,000 or 28%, interest on federal funds sold increased by $110,000 or 193%, and interest earned on deposits in other financial institutions increased by $13,000 or 18%. The increase in overall interest income is due both to a greater level of earning assets in 1995 compared to 1994 as well as a higher average interest rate earned.

    Interest expense on deposits increased by $655,000 or 44% in 1995 compared to 1994, primarily due to higher average interest rates paid on all categories of interest-bearing deposits in 1995. While total deposits increased by $8,160,000 at December 31, 1995 compared to December 31, 1994, the majority of the growth was in non-interest bearing deposits. Non-interest bearing deposits increased by $5,589,000, and interest-bearing demand and money market increased $2,813,000.

    The provision for loan losses, which is charged to income from operations, is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimate of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans, and prior loan loss experience. The provision for loan losses was $120,000 for the year ended December 31, 1995, significantly higher than the provision of $2,000 for the year ended December 31, 1994. The significant difference is due to a recovery in 1994 of a portion of a previously charged off loan which resulted in a reversal of amounts previously provided during 1994 and a substantially lower provision for loan losses.

    First Gwinnett Bank maintains a reserve for loan losses which is available to absorb potential losses in the loan portfolio. The level of reserve is determined by internally generated credit quality gradings of the loan portfolio, and takes into consideration the composition of the loans, payment history, current economic conditions, and other factors which might affect the future collectibility of loans. First Gwinnett's commitment to recognizing potential loan problems requires a continuing review of loans for possible credit weaknesses.

    The allowance for possible loan losses was $497,000 or 1.2% of total loans at December 31, 1995 compared to $686,000 or 1.8% of total loans at December 31, 1994. Based on the Bank's review of the loan portfolio and its aggressive charge-off and collection policies, it is management's opinion that the allowance for possible loan losses is adequate to absorb potential losses in the existing portfolio.

    Other income declined by $8,000 in 1995 compared to 1994, to $261,000 from $269,000. The decline was primarily the result of a net loss of $5,000 on the sale of investment securities as well as a decline in service charges on deposit accounts in 1995.

    First Gwinnett's operating expenses, which consist of salaries and employee benefits, net occupancy and equipment expense, and other miscellaneous expenses, increased by $126,000 or 7% in 1995. The largest increase in operating expenses was in other expenses, which increased by $144,000 or 23% over 1994. Other expenses include, among other things, expenses related to the proposed merger with Regions Financial Corporation, which approximated $160,000 in 1995. This increase was partially offset by a decrease in the FDIC assessment of $38,000 and a reduction of $39,000 in legal fees related to the recovery of a portion of a previously charged off loan in 1994.

Financial Condition

    The loan portfolio is the largest component of earning assets and therefore generates the highest amount of revenues. First Gwinnett maintains a diversified portfolio in its primary market area of Gwinnett County. The major classifications of loans at December 31, 1995 and 1994 are commercial, real estate, real estate construction, and consumer installment and simple interest.

    Loan demand continued to be strong in 1995, fueled by economic growth in the Atlanta metropolitan area. Net loans increased by $3,840,000 or 10.5% at December 31, 1995 to $40,296,000. The greatest growth category was commercial loans, which increased by $4,566,000 or 62% in 1995.

    At December 31, 1995, commercial loans of $11,878,000 comprised 29% of First Gwinnett's total loan portfolio. These loans consist of loans and lines of credit to individuals, partnerships and corporations for a variety of business purposes, such as equipment financing, business expansion, and working capital. The terms of these business loans generally range from three months to seven years, with substantially all of the business loans secured by business assets or real estate.

    Real estate construction loans totaled $14,936,000 or 36% of total loans at December 31, 1995. Real estate construction loans are generally short term maturities (less than one year) with interest rates that are variable based on the prime rate. Management understands the risk inherent in real estate construction financing and feels that it has designed an efficient method to properly monitor those risks through strict underwriting criteria that consider, among other things, the track record and financial condition of the builder, the demand for the type of house to be constructed, the feasibility of house plans, and growth prospects for the economy. Inspections are performed, and construction progress and draws are closely monitored through building completion. The Bank's construction loan portfolio includes 27.5% pre-sold homes on December 31, 1995.

    Total deposits increased by $8,160,000 or 17% at December 31, 1995 to $57,224,000. The majority of deposit growth was in non-interest bearing demand deposits which increased by $5,589,000 or 75% compared to December 31, 1994. Non-interest bearing deposits increased as a percentage of total deposits at December 31, 1995 to 23% of total deposits, compared to 15% of total deposits at December 31, 1994. NOW and money market accounts increased by $2,813,000 or 27% and total certificates of deposit increased by $518,000 or 2% compared to balances at December 31, 1994, while savings deposits declined by $760,000 or 24% in the same period.

    The significant growth in non-interest bearing demand deposits reflects First Gwinnett's success in attracting more commercial customers in 1995. First Gwinnett does not advertise for deposits outside its local market area, nor does it use the services of deposit brokers. Growth in deposits continues to be the principal source of funds to support loan growth.

Problem Assets and Asset Classification

    Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 or more days past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated cost to sell. Any writedown of the property subsequent to acquisition is charged to operations.

    The following table presents information concerning loans with risk elements. Risk elements include (i) loans accounted for on a nonaccrual basis,
(ii) accruing loans which are contractually past due 90 days or more as to principal or interest payment, (iii) loans not included above which are troubled debt restructuring, and (iv) real estate acquired through foreclosures or repossession.

       Nonperforming Assets




                                            March 31,                           December 31,
                                            ---------          ----------------------------------------------
                                         1996       1995       1995      1994      1993      1992       1991
                                         ----       ----       ----      ----      ----      ----       ----

                                                                     (In thousands)
    Loans accounted for on a
         nonaccrual basis                $  -       $147       $  -      $ 87     $1,392    $1,748     $  288
    Accruing loans which are
         contractually past due
         days or more as to principal
         or interest payments               -         24          -        15          -         9        130
    Restructured loans (exclusive
         of non-accrual loans and
         loans past due 90 days
         or more)                           -          -          -         -          -         -          -
    Real estate acquired through
         foreclosure or repossession       67         16        139        16        309       817        594
                                          ---       ----       ----      ----     ------    ------     ------

    Total                                 $67       $187       $139      $118     $1,701    $2,574     $1,012
                                          ===       ====       ====      ====     ======    ======     ======

Allowance for Possible Losses on Loans

    In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and in the case of a secured loan, the quality of the security of the loan.

    It is management's policy to maintain adequate allowances for estimated losses on loans and real estate acquired. Such allowances are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of the Bank's customer base, and periodic reviews of loan portfolio quality by the Bank's personnel. Specific allowances will be provided for individual loans where management considers the ultimate collections questionable after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

    The following analysis sets forth information with respect to the Bank's loan loss experience and loan loss allowance for the periods indicated.

    Analysis of Loan Loss Experience


                                                        March 31,                 Year Ended December 31,
                                                        ---------               --------------------------
                                                    1996        1995            1995        1994      1993
                                                    ----        ----            ----        ----      ----
                                                                                       (in thousands)
ALLOWANCE FOR POSSIBLE LOAN LOSSES:
    Balance at beginning of year  . . . .           $497        $686            $686      $ 455      $ 564

LOANS CHARGED OFF:
    Real estate . . . . . . . . . . . . .             54          --              62         85         --
    Consumer  . . . . . . . . . . . . . .              5          46              54        188         29
    Commercial  . . . . . . . . . . . . .             10          18             278         99        500
                                                    ----        ----            ----      -----      -----

        Total . . . . . . . . . . . . . .             69          64             394        372        529


RECOVERIES:
    Real estate . . . . . . . . . . . . .             --          --              37         85         --
    Consumer  . . . . . . . . . . . . . .              1           6              14          9          4
    Commercial  . . . . . . . . . . . . .             20           2              34        507         --
                                                    ----        ----            ----      -----      -----

        Total . . . . . . . . . . . . . .             21           8              85        601          4


NET LOANS CHARGED OFF (RECOVERED):
    Real estate . . . . . . . . . . . . .             54          --              25         --         --
    Consumer  . . . . . . . . . . . . . .              4          40              40        179         25
    Commercial  . . . . . . . . . . . . .            (10)         16             244       (408)       500
                                                    ----        ----             ---      -----      -----

        Total . . . . . . . . . . . . . .             48          56             309       (229)       525


Provision charged to expense  . . . . . .             30          30             120          2        416
                                                                                ----      -----      -----

Balance at end of period  . . . . . . . .           $479        $660            $497      $ 686      $ 455
                                                    ====        ====            ====      =====      =====

Net charge-offs (recoveries) as percent
    of average loans outstanding during
    the period (1)  . . . . . . . . . . .            .45%        .58%            .80%      (.65)%     1.57%
                                                    ====        ====            ====      =====      =====

(1)  Interim periods are annualized.

                         COMPARISON OF THE YEARS ENDED
                           DECEMBER 31, 1994 AND 1993

Overview

    First Gwinnett's net income for 1994 was $730,000 compared to $28,000 for 1993. The substantial increase in net income for 1994 was mainly attributable to a $500,000 recovery of a particular loan which was charged off in 1993, resulting in a small provision for loan losses in 1994. In addition, net income improved due to an improved net interest margin, resulting from quicker repricing of loans than deposits in a rising rate environment in 1994. These improvements were partially offset by a decrease in gains on sales of investments.

    Return on average assets was 1.36% and return on average equity was 11.14% for 1994, compared to .06% and .44%, respectively, for 1993.

    Net interest income is the Bank's principal source of revenue and is measured by the difference between interest income earned on loans and investments and interest expense incurred on deposits and borrowings. In 1994, net interest income increased by $653,000 or 34% over 1993's net interest income. The primary reason for the increase in net interest income was a rising interest rate environment in 1994. In 1994, the prime rate increased four times, ranging from 6.0% to 8.5%. The Bank was able to reprice its loans quicker than its deposits because a substantial portion of its loans have an interest rate that floats with the prime rate.

    The provision for loan losses, which is charged to income from operations, is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimate of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans, and prior loan loss experience. The provision for loan losses was $2,000 in 1994 compared with $416,000 in 1993. In 1993, $500,000 related to a single large commercial loan which was charged off based on management's best determination of the ultimate non-collectibility of the loan. In December 1994, the Bank recovered the $500,000 previously charged off, which resulted in a reversal of amounts previously provided and a substantially lower provision for loan losses in 1994.

    The allowance for possible loan losses was $686,000 or 1.85% of loans at December 31, 1994 compared to $455,000 or 1.36% of loans at December 31, 1993. It is management's opinion that the allowance for possible loan losses at December 31, 1994 is adequate, based on the Bank's review of the loan portfolio and its aggressive charge-off and collection practices.

    Non-interest income declined in 1994 compared with 1993, to $269,000 from $401,000. The primary reason for the decline was a gain on the sale of investment securities of $147,000 in 1993 with no sales in 1994.

    Non-interest expense remained relatively stable in 1994 compared to 1993, with less than a 1% increase. The components of the category are salaries and employee benefits, which increased $170,000 or 23%, as the Bank added additional employees and adjusted salaries; net occupancy and equipment expense decreased $6,000 or 2%; amortization of organizational costs, unchanged from 1993 to 1994; and other operating expenses which declined $154,000 or 20%. Items contributing to this decline included a reduction in legal expenses and a decline in expense related to other real estate owned.


IMPACT OF INFLATION AND CHANGING PRICES

    The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from those of other commercial and industrial companies that have significant investments in fixed assets or inventories. In industries with a high proportion of fixed assets, there is greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of these assets. Likewise, in industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry.
However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-asset ratio.

    Although inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected rather than the total asset portfolio, so a simple adjustment of asset totals by use of an inflation index is not satisfactory. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on various types of income and expense. Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in the consumer price index. These factors in turn affect the composition of sources of funds by reducing growth of core deposits and increasing the need for purchased funds. On the other hand, many categories of operating expense are more directly affected by current rates of inflation.

                           BUSINESS OF FIRST GWINNETT

GENERAL

    First Gwinnett is a bank holding company organized under the laws of the state of Georgia with its principal executive office located in Norcross, Georgia. First Gwinnett operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through its one office in Gwinnett County, Georgia. At March 31, 1996, First Gwinnett had total consolidated assets of approximately $68.4 million, total consolidated deposits of approximately $59.7 million, and total consolidated stockholders' equity of approximately $7.9 million. First Gwinnett's principal executive office is located at 5935 Buford Highway, Norcross, Georgia, 30071 and its telephone number at such address is (770) 368-2200.


BUSINESS AND PROPERTIES

    The Bank offers a full range of traditional commercial banking services, including demand, savings, and time deposits, consumer, commercial and real estate loans, safe deposit boxes, access to a retail credit plan, drive-in banking facilities and access to 24-hour teller machines through various networks. The Bank owns the facility in which it operates described above.

    As of March 31, 1996, the Bank had approximately 24 employees. The parent company, First Gwinnett, has no salaried employees, although certain executive officers hold parallel positions with the Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

COMPETITION

    First Gwinnett encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other business offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government and financial institutions, some of which have greater financial resources than First Gwinnett. At March 31, 1996, there were approximately 120 commercial bank branches, one savings bank branch, and three credit union branches competing in Gwinnett County.

LEGAL PROCEEDINGS

    First Gwinnett and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT


    The following table presents information about the directors and executive officers of First Gwinnett and the Bank:

                                                                                           NUMBER OF SHARES BENEFICIALLY
                            PRESENT OCCUPATION         POSITION AND       DIRECTOR OR          OWNED AT MAY 30, 1996
                               AND PRINCIPAL           OFFICES HELD        EXECUTIVE      -------------------------------
                             OCCUPATION FOR        WITH FIRST GWINNETT      OFFICER                            PERCENT OF
      NAME AND AGE           LAST FIVE YEARS             AND BANK            SINCE        DIRECTLY  INDIRECTLY   CLASS
- --------------------------   ---------------          -------------          -----        --------  ---------- ----------
Paul Donaldson                 President,                Director             1987          2,875      280       1.08%
48                             Donaldson
                               & Associates

Charles Douglas                President,                Director             1987          2,725       --        .93
72                             Love, Douglas
                               & Pope Insurance
                               Agency

James H. Garner                Owner,                    Director             1987          2,860       50       1.00
56                             J. Garner
                               Contracting

J. Edwin Howard(1)             Chairman,                 Director             1987         10,900       --       3.73
68                             First Gwinnett
                               Bank

John J. Howard(1)              President,                Director             1987          5,525      700       2.13
37                             Howard Brothers Inc.

Leon D. Humphries              President,                Director             1987         10,773    6,750       6.01
48                             Humphries
                               Concrete Block

Glenn E. Taylor                Chairman                  Director             1987         14,985       --       5.14
73                             & CEO,
                               Bankhead Enterprises

Walter J. Thomas               Chairman,                 Director             1987          2,500   10,000       4.28
76                             Tull Charitable
                               Foundation and
                               First Gwinnett

C. Hunter Tison                President,                Director             1987         13,735       --       4.71
46                             Sewell Printing
                               Services, Inc.

Monty G. Watson                President                 Director and         1990          6,500       --       2.18
38                             & CEO, First              Executive Officer
                               Gwinnett and Bank

Kelly J. Johnson               SVP & CFO                 Executive Officer    1995             --       --         --
39                             First Gwinnett
                               and Bank

Charles K. Yorke               VP & Senior               Executive Officer    1995             --       --         --
38                             Credit Officer,
                               First Gwinnett
                               and Bank
- --------------------

(1)  J. Edwin Howard is the father of John J. Howard.

EMPLOYEE BENEFIT PLANS

    First Gwinnett has a 401-K profit-sharing plan covering all employees after specific periods of service and attainment of minimum age requirement. The plan allows employee contributions, as limited by the Internal Revenue Code, and the Bank matches 50% up to a maximum of 6% of the employee's contribution. Contributions by First Gwinnett Bank to this plan including expenses for 1995, 1994, and 1993 were $16,886, $16,241, and $15,000, respectively.

TRANSACTIONS WITH MANAGEMENT

    In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned person and company(s) in which they have a 10% or more ownership interest as of March 31, 1996 were approximately $1,971,000.



         VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIRST GWINNETT

    The following table sets forth certain information concerning the beneficial owners of more than 5.0% of First Gwinnett Common Stock, as of the Record Date. Unless otherwise indicated, the person listed is the record owner and has the sole voting and investment power over the shares.


                                                                    NUMBER OF SHARES BENEFICIALLY
                                                                      OWNED AT FEBRUARY 20, 1996
                                                                 -----------------------------------
                            NAME AND ADDRESS                                              PERCENT OF
TITLE OF CLASS             OF BENEFICIAL OWNER                   DIRECTLY    INDIRECTLY      CLASS
- --------------             -------------------                   --------    ----------      -----
Common Stock            Leon D. Humphries                        10,773        6,750       6.01 %
                        4205 Berkeley Lake Road
                        Duluth, Georgia 30136

Common Stock            Glenn E. Taylor                          14,985           --       5.14 %
                        875 Crest Valley Drive, N.W.
                        Atlanta, Georgia 30327

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 353 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of March 31, 1996. At that date, Regions had total consolidated assets of approximately $17.5 billion, total consolidated deposits of approximately $14.2 billion, and total consolidated stockholders' equity of approximately $1.5 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on March 31, 1996 information:

                               NUMBER OF           TOTAL                TOTAL
                            BANKING OFFICES        ASSETS              DEPOSITS
                            ---------------        ------              --------
                                                           (In thousands)
Alabama . . . . . .             181             $10,717,943           $8,330,187
Florida . . . . . .              36               1,225,590            1,102,605
Georgia . . . . . .              71               3,569,536            2,995,178
Louisiana . . . . .              41               2,049,759            1,626,968
Tennessee . . . . .              24                 485,584              433,493


    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

    Recent Acquisition. Since March 31, 1996, Regions has completed the acquisition of First Federal Bank of Northwest Georgia, Federal Savings Bank, located in Cedartown, Georgia, with total assets of approximately $90 million. The consideration for this acquisition, which was accounted for as a purchase, consisted of Regions Common Stock having an approximate value on the date of acquisition of $17.1 million.

    Other Pending Acquisitions.  As of the date of this Proxy
Statement/Prospectus, Regions has pending three acquisitions in addition to First Gwinnett, certain aspects of which transactions are set forth below:

                                                                             CONSIDERATION
                                                                             -------------
                                                                APPROXIMATE
                                                           ---------------------
                                                                                                  ACCOUNTING
                 INSTITUTION                               ASSET SIZE      VALUE        TYPE      TREATMENT
                 -----------                               ----------      -----        ----      ---------
                                                                (In millions)
Delta Bank & Trust Company, located in Belle               $   206       $   34       Regions      Purchase
Chasse, Louisiana (the "Delta Acquisition")                                           Common
                                                                                       Stock

American Bancshares of Houma, Inc., located in                  88           17       Regions      Purchase
Houma, Louisiana (the "Houma Acquisition")                                            Common
                                                                                       Stock

Rockdale Community Bank, located in Conyers,                    46           13       Regions      Purchase
Georgia (the "Rockdale Acquisition")                                                  Common
                                                                                       Stock

                                                              ----          ---

                      Totals                                  $340          $64
                                                              ====          ===


    The Delta Acquisition, the Houma Acquisition, and the Rockdale Acquisition are referred to in this Proxy Statement/Prospectus as the "Other Pending Acquisitions." Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

    Pro forma information giving effect to the recent acquisition described above and the Other Pending Acquisitions are not considered material in relation to Regions' financial condition and results of operations.

    In connection with the Merger and the Other Pending Acquisitions, Regions has announced that it may purchase, in the open market, some or all of the shares of Regions Common Stock to be issued in such transactions. Regions anticipates that it may purchase in the open market as much as approximately
1.8 million shares of Regions Common Stock. The timing and amount of such possible purchases will be determined based on the Regions Common Stock price,
capital needs and other factors. As of        , 1996, Regions had purchased, in
the open market, approximately          shares of Regions Common Stock to be
issued in the Merger and the Other Pending Aquisitions for an aggregate purchase price of approximately $ .

                       CERTAIN REGULATORY CONSIDERATIONS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First Gwinnett. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995. See "Documents Incorporated by Reference."

GENERAL

    Regions and First Gwinnett are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and First Gwinnett and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, none of the states in which the banking subsidiaries of Regions or First Gwinnett are located has either moved up the date after which interstate branching will be permissible or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions and First Gwinnett from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the subsidiary depository institutions of Regions and First Gwinnett is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and First Gwinnett (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the OTS in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Comptroller of the Currency (the "OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

    Regions and First Gwinnett are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and First Gwinnett, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and First Gwinnett, as well as by Regions and First Gwinnett to their stockholders.

    As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation, and those that are national banks are subject to the regulations of the OCC.

    If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action."

Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

    At March 31, 1996, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and First Gwinnett, without obtaining governmental approvals, could declare aggregate dividends to Regions and First Gwinnett of approximately $205 million and $635,000 respectively.

    The payment of dividends by Regions and First Gwinnett and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, First Gwinnett, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and First Gwinnett and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1996, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 14.30% and 11.34%, respectively, and First Gwinnett's consolidated Total Capital and Tier 1 Capital Ratios were 16.05% and 15.12%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and First Gwinnett's respective Leverage Ratios at March 31, 1996, were 7.81% and 11.71%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Each of Regions' and First Gwinnett's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1996. Neither Regions, First Gwinnett, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Regions and First Gwinnett are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or First Gwinnett may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    At March 31, 1996, all of the subsidiary depository institutions of Regions and First Gwinnett had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

    Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

    Once the designated ratio for the BIF was reached in May 1995, the FDIC was authorized to reduce the minimum assessment rate below the 23 basis points and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, will pay assessments ranging from 4.0 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds with interest were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached. Subsequently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. At the same time, the FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

    By virtue of the BIF assessments being reduced, Regions' subsidiary institutions realized savings of approximately $7.9 million pre-tax, during the second half of 1995, and anticipate annual savings of approximately $16.3 million pre-tax, with respect to their deposits that are assessed at BIF rates. However, given that approximately 28% of the total deposits of the Regions subsidiary institutions as of March 31, 1996 were (and are now being) assessed at the much higher SAIF premium rates, Regions' subsidiary institutions are now paying substantially more in insurance premium costs than they would be if they did not hold any SAIF-assessed deposits.

    Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, on July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan (the "Proposed Plan") to recapitalize the SAIF, certain features of which were subsequently approved by the Banking Committees of the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the BIF-SAIF disparity. Under the Proposed Plan, as approved by the members of the Banking Committees of the House and Senate, all SAIF-member institutions were to pay a special assessment to recapitalize the SAIF, and the assessment base for the payments on the FICO bonds would have been expanded to include the deposits of both BIF- and SAIF-insured institutions. As a result of the SAIF becoming fully capitalized, it was anticipated that insurance premium rates for SAIF members shortly thereafter would have been reduced to the same levels as those currently paid by BIF members.

    The amount of the special assessment required to recapitalize the SAIF was estimated to be approximately 78 to 85 basis points. Under the latest version of the Proposed Plan, banks that had acquired SAIF-insured deposits would have paid a special assessment of approximately 64 basis points - 20% less than SAIF-member institutions. The special assessment would have been payable some time in 1996 based on deposits held on March 31, 1995. If the applicable 85 and 64 point assessments had been assessed against the Regions' subsidiary institutions' deposits as of March 31, 1995, they would have been required to pay an aggregate special assessment of $26.0 million pre-tax. However, the special assessments paid by Regions' subsidiary institutions would have been at least partially offset by a reduction in insurance premiums paid if, as expected, the FDIC were to have reduced SAIF premiums to BIF levels following payment of the special assessment and recapitalization of the SAIF.

    Congress adopted the Proposed Plan as part of a budget bill. However, in December 1995, the President vetoed the balanced budget legislation passed by Congress which included the proposed provisions of the Proposed Plan. With no prospect of a budget agreement between the Administration and Congress, as well as significant opposition to the Proposed Plan now coming from many BIF-insured banks, the fate of the SAIF special assessment provisions of the legislation is uncertain, and it now appears possible that a significant disparity between SAIF and BIF insurance premium rates could continue to exist for some time.

    In view of the legislative uncertainty that currently exist, it cannot be predicted whether the Proposed Plan or any other legislative proposal will be enacted as described above or, if enacted, the amount of any special SAIF assessment, whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums, or whether such legislation, if enacted, may contain other provisions, for example, requiring all federally-chartered thrifts to convert to bank charters. A significant increase in SAIF insurance premiums, either absolutely relative to BIF premiums, a significant one-time fee to recapitalize the SAIF, or a significant tax liability associated with the recapture of the bad debt reserve could have a potentially adverse effect on the operating expenses and results of operations of Regions.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.




                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 62,185,402 shares were issued at March 31, 1996, none of which were held as treasury stock. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1996, under such requirements and guidelines, Regions' subsidiary institutions had $205 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during May, 1997. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than December 2, 1996, for consideration by Regions for possible inclusion in such proxy materials.


                                    EXPERTS

    The consolidated financial statements and the supplemental consolidated financial statements of Regions incorporated by reference in or appearing as an exhibit to Region's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on the report of Ernst & Young LLP given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of First Gwinnett for the year ended December 31, 1995, included in this Registration Statement, have been audited by Bricker & Melton, P.A., independent auditors. The financial statements audited by Bricker & Melton, P.A. have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

    The consolidated financial statements of First Gwinnett for the years ended December 31, 1994 and 1993, included in this Registration Statement, have been audited by Birnbrey, Minsk & Minsk, independent auditors. The financial statements audited by Birnbrey, Minsk & Minsk have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of
Regions. As of May      , 1996, attorneys in the law firm of Lange, Simpson,
Robinson & Somerville owned an aggregate of 118,595 shares of Regions Common Stock.

    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                  INDEX TO FIRST GWINNETT FINANCIAL STATEMENTS


                                                                                                                     Page
                                                                                                                     ----
INDEPENDENT AUDITORS' REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

     CONSOLIDATED BALANCE SHEETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

     CONSOLIDATED STATEMENTS OF INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-5

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

     CONSOLIDATED STATEMENTS OF CASH FLOWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-7

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-9

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

     CONSOLIDATED BALANCE SHEETS (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23

     CONSOLIDATED STATEMENTS OF INCOME (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24

     CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25

     NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-26

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
First Gwinnett Bancshares, Inc.
   and Subsidiary
Norcross, Georgia


   We have audited the accompanying consolidated balance sheet of First Gwinnett Bancshares, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of First Gwinnett Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of First Gwinnett Bancshares, Inc. and subsidiary as of December 31, 1994, and for the two years in the period then ended, were audited by other auditors whose report, dated January 30, 1995, expressed an unqualified opinion on those statements.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Gwinnett Bancshares, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

   As discussed in Note A to the consolidated financial statements, in 1995 the Company adopted the provisions of Statement of Financial Accounting Standards No. 114 on the accounting for impaired loans.

                                                          BRICKER & MELTON, P.A.

February 2, 1996
Duluth, Georgia

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Gwinnett Bancshares, Inc.
Norcross, Georgia


We have studied the accompanying consolidated balance sheets of First Gwinnett Bancshares, Inc. and its wholly-owned subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above present fairly, in all material respects, the financial position of First Gwinnett Bancshares, Inc. and its wholly-owned subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the two years ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115.

                                        /s/ Birnbrey, Minsk & Minsk, LLC


January 30, 1995

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                                        December 31,
                                                                              --------------------------------
                        ASSETS                                                    1995                 1994
                                                                              -----------          -----------
Cash and due from banks (Note C)                                              $ 5,058,144          $ 3,383,802
Federal funds sold                                                              2,250,000            1,356,000
Interest-bearing deposits in other financial
       institutions                                                             3,669,806            2,378,000
Investment securities held to maturity (Note D)                                 1,578,675            1,893,390
Investment securities available for sale (Note D)                              10,183,174            8,733,366
Loans, net (Notes E and J)                                                     40,296,087           36,456,421
Premises and equipment, net (Note F)                                            1,801,658            1,745,882
Other real estate                                                                 139,000               16,000
Accrued interest receivable                                                       426,297              389,998
Other assets (Note H)                                                             123,657              418,534
                                                                              -----------          -----------

           TOTAL ASSETS                                                       $65,526,498          $56,771,393
                                                                              ===========          ===========


      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
      Noninterest-bearing demand                                              $13,022,318          $ 7,433,128
      Interest-bearing demand and money market                                 13,277,607           10,465,032
      Savings                                                                   2,334,067            3,093,709
      Time deposits of $100,000 or more                                         4,815,084            3,816,728
      Other time deposits                                                      23,774,587           24,255,161
                                                                              -----------          -----------
           TOTAL DEPOSITS                                                      57,223,663           49,063,758

  Short-term borrowing                                                               -                  84,625
  Accrued interest payable                                                        488,910              420,100
  Other liabilities (Note H)                                                      106,694              484,836
                                                                              -----------          -----------

           TOTAL LIABILITIES                                                   57,819,267           50,053,319
                                                                              -----------          -----------

STOCKHOLDERS' EQUITY (Note K)
  Common stock, par value $1: 2,000,000
      shares authorized, 293,205 and 292,250
      shares issued and outstanding                                               293,205              292,250
   Surplus                                                                      5,711,527            5,691,922
  Retained earnings                                                             1,662,687            1,049,936
  Treasury stock - at cost, 1,420 shares                                          (36,210)                -
  Market valuation reserve on investment
      securities available for sale (Note D)                                       76,022             (316,034)
                                                                              -----------          -----------

          TOTAL STOCKHOLDERS' EQUITY                                            7,707,231            6,718,074
                                                                              -----------          -----------

Commitments and contingent liabilities (Note L)

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $65,526,498          $56,771,393
                                                                              ===========          ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME



                                                                    For the years ended December 31,
                                                         -----------------------------------------------------
                                                             1995                 1994                 1993
                                                         -----------          -----------          -----------
INTEREST INCOME
  Loans, including fees                                  $ 4,072,484          $ 3,341,614          $ 2,599,461
  Interest on investment securities                          748,522              584,778              454,233
  Interest on federal funds sold                             166,928               56,861               63,568
  Interest on deposits in other financial
      institutions                                            87,960               74,623               37,119
                                                         -----------          -----------          -----------
TOTAL INTEREST INCOME                                      5,075,894            4,057,876            3,154,381
                                                         -----------          -----------          -----------

INTEREST EXPENSE
  Interest-bearing demand and money market                   342,867              262,345              239,526
  Savings                                                     75,694               85,304               73,679
  Time deposits of $100,000 or more                          424,683              267,306              192,470
  Other time deposits                                      1,294,352              868,285              727,131
  Federal funds purchased                                        977                  371                 -
                                                         -----------          -----------          -----------
          TOTAL INTEREST EXPENSE                           2,138,573            1,483,611            1,232,806
                                                         -----------          -----------          -----------

          NET INTEREST INCOME                              2,937,321            2,574,265            1,921,575

PROVISION FOR LOAN LOSSES (Note E)                           120,000                2,361              416,250
                                                         -----------          -----------          -----------

          NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                    2,817,321            2,571,904            1,505,325
                                                         -----------          -----------          -----------

OTHER INCOME
  Service charges on deposit accounts                        194,990              199,765              202,298
  Investment securities gains (losses),
      net (Note D)                                            (4,784)                -                 146,741
  Other income                                                70,368               69,104               52,399
                                                         -----------          -----------          -----------
          TOTAL OTHER INCOME                                 260,574              268,869              401,438
                                                         -----------          -----------          -----------

OTHER EXPENSE
  Salaries and employee benefits (Note I)                    885,745              909,591              739,289
  Net occupancy and equipment expense                        237,997              232,470              238,142
  Other expense (Note N)                                     770,754              626,308              780,167
                                                         -----------          -----------          -----------
          TOTAL OTHER EXPENSE                              1,894,496            1,768,369            1,757,598
                                                         -----------          -----------          -----------

          INCOME BEFORE INCOME TAXES                       1,183,399            1,072,404              149,165

INCOME TAX EXPENSE (Note H)                                  439,292              342,263              102,337
                                                         -----------          -----------          -----------

          INCOME BEFORE CUMULATIVE EFFECT
              OF CHANGE IN ACCOUNTING
              PRINCIPLES                                     744,107              730,141               46,828

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTNG
  PRINCIPLES FOR INCOME TAXES (Note H)                          -                    -                 (18,425)
                                                         -----------          -----------          -----------

          NET INCOME                                     $   744,107          $   730,141          $    28,403
                                                         ===========          ===========          ===========

EARNINGS PER SHARE                                       $      2.55          $      2.44          $       .09
                                                         ===========          ===========          ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                For the years ended December 31, 1995, 1994 and 1993
                        ----------------------------------------------------------------------------------------
                           Cost of
                          Shares of                                                          Market
                         Parent Held      Common                   Retained     Treasury    Valuation
                        by Subsidiary     Stock      Surplus       Earnings       Stock      Reserve      Total
                        -------------     ------     -------       --------     --------    ---------     -----
BALANCE AT
  DECEMBER 31, 1992       $(65,000)       $300,000  $5,833,797   $  289,160     $   -       $   -      $6,357,957

Net income                    -               -          -           28,403         -           -          28,403

Cash dividends paid -
  $.10 per share              -               -          -          (30,000)        -           -         (30,000)

Dividend distributions      65,000            -          -             -         (65,000)       -           -
                          --------        --------  ----------   ----------     --------    ---------  ----------

BALANCE AT
  DECEMBER 31, 1993           -            300,000   5,833,797      287,563      (65,000)       -       6,356,360

Net income                    -               -          -          730,141         -           -         730,141

Cash dividends paid -
  $.10 per share              -               -          -          (30,000)        -           -         (30,000)

Prior period adjustment
  (Note M)                    -               -          -           62,232         -           -          62,232

Shares purchased
  and retired                 -             (7,750)   (141,875)       -           65,000        -         (84,625)

Market valuation
  adjustment                  -               -          -            -             -        (316,034)   (316,034)
                          --------        --------  ----------   ----------     --------    ---------  ----------

BALANCE AT
  DECEMBER 31, 1994           -            292,250   5,691,922    1,049,936         -        (316,034)  6,718,074

Net income                    -               -          -          744,107         -           -         744,107

Cash dividends paid -
  $.45 per share              -               -          -         (131,356)        -           -        (131,356)

Shares purchased
  and retired                 -                (45)       (945)       -             -           -            (990)

Shares purchased
  as treasury stock           -               -          -            -          (36,210)       -         (36,210)

Exercise of stock
  options                     -              1,000      20,550        -             -           -          21,550

Market valuation
  adjustment                  -               -          -            -             -         392,056     392,056
                          --------        --------  ----------   ----------     --------    ---------  ----------

BALANCE AT
  DECEMBER 31, 1995       $   -           $293,205  $5,711,527   $1,662,687     $(36,210)   $  76,022  $7,707,231
                          ========        ========  ==========   ==========     ========    =========  ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   For the years ended December 31,
                                                        ------------------------------------------------------
                                                            1995                  1994                 1993
                                                        -----------           -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                            $   744,107           $   730,141          $    28,403
  Adjustments to reconcile net income to net
       cash provided by operating activities:
         Cumulative effect of change in
            accounting principles                              -                     -                  18,425
         Income tax refund                                     -                   62,232                 -
         Investment securities (gains) losses, net            4,784                  -                (146,741)
         Depreciation of premises and equipment             109,600               132,386              122,452
         Provision for loan losses                          120,000                 2,361              416,250
         Deferred income tax provision (benefit)             75,944               (56,898)              83,812
         (Increase) decrease in other assets                 16,965                32,162              (11,809)
         (Increase) decrease in accrued interest
            receivable                                      (36,299)             (187,989)              25,338
         Increase in accrued interest payable                68,810               197,095                7,678
         Increase (decrease) in other liabilities          (378,142)              426,979             (162,477)
                                                        -----------           -----------          -----------
              NET CASH PROVIDED BY OPERATING
                 ACTIVITIES                                 725,769             1,338,469              381,331
                                                        -----------           -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-bearing deposits
     in other financial institutions                     (1,291,806)             (803,000)          (1,476,000)
  Purchases of investment securities held
     to maturity                                               -                     -              (3,222,960)
  Purchases of investment securities
     available for sale                                  (3,955,723)           (5,985,800)                -
  Sales of investment securities available
     for sale                                             1,845,155                  -                    -
  Sales of investment securities held to
     maturity                                                  -                     -               2,773,735
  Maturities of investment securities held
     to maturity                                            314,715               545,377            1,717,043
  Maturities of investment securities
     available for sale                                   1,250,000               500,000                 -
  Loans originated, net of principal repayments          (4,135,666)           (3,373,503)          (5,565,843)
  Purchases of premises and equipment                      (165,376)              (68,145)            (118,628)
  Proceeds from sales of other real estate                   53,000               293,000              755,000
                                                        -----------           -----------          -----------
         NET CASH USED BY INVESTING
              ACTIVITIES                                 (6,085,701)           (8,892,071)          (5,137,653)
                                                        -----------           -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in short-term borrowing               (84,625)               84,625                 -
  Net increase in demand, money market and
     savings accounts                                     7,642,123               891,671            1,795,997
  Time deposits accepted, net of repayments                 517,782             6,724,086            2,757,080
  Repurchase of common stock                                (36,210)                 -                    -
  Stock repurchased and retired                                (990)              (84,625)                -
  Exercise of stock options                                  21,550                  -                    -
  Cash dividends paid                                      (131,356)              (30,000)             (30,000)
                                                        -----------           -----------          -----------
            NET CASH PROVIDED BY FINANCING
              ACTIVITIES                                  7,928,274             7,585,757            4,523,077
                                                        -----------           -----------          -----------

The accompanying notes are an integral part of these consolidated financial statements.

                                  (Continued)

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS, (Continued)




                                                                    For the years ended December 31,
                                                         -----------------------------------------------------
                                                            1995                  1994                 1993
                                                         ----------            ----------           ----------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                           $2,568,342            $   32,155           $ (233,245)
CASH AND CASH EQUIVALENTS AT BEGINNING
   OF YEAR                                                4,739,802             4,707,647            4,940,892
                                                         ----------            ----------           ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $7,308,144            $4,739,802           $4,707,647
                                                         ==========            ==========           ==========

SUPPLEMENTAL DISCLOSURES OF CASH PAID:
   Interest                                              $2,069,763            $1,286,515           $1,225,128
                                                         ==========            ==========           ==========
   Income taxes                                          $  778,361            $   20,000           $  274,020
                                                         ==========            ==========           ==========

SUPPLEMENTAL DISCLOSURES OF NONCASH
   FINANCING AND INVESTING ACTIVITIES:
      Transfer of loans to other real estate             $  176,000            $     -              $  247,000
                                                         ==========            ==========           ==========
      Transfer of investment securities to
         available for sale                              $     -               $3,719,947           $     -
                                                         ==========            ==========           ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of First Gwinnett Bancshares, Inc. and subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies.

   The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. Management believes that the allowance for loan losses is adequate and the valuation of other real estate is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate. Such agencies may require the Bank to recognize additions to the allowance or valuation adjustments to other real estate based on their judgments about information available to them at the time of their examination.


BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of First Gwinnett Bancshares, Inc. (Parent Company) and its wholly-owned subsidiary, First Gwinnett Bank (Bank), collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.


INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

   Interest-bearing deposits are reported at cost. Interest income is recognized based on the simple interest method for principal amounts outstanding. At December 31, 1995, these deposits are in excess of $100,000 and are not, therefore, fully insured by the Federal Deposit Insurance Corporation.


INVESTMENT SECURITIES

   Investment securities held to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the related tax effect.

   Premium and discount on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related securities. Premium and discount on mortgage-backed securities are amortized (deducted) and accreted (added), respectively, to interest income using a method which approximates a level yield over the period to maturity of the related securities taking into consideration assumed prepayment patterns.

   Gains or losses on disposition are computed by the specific identification method for all securities.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

LOANS

   Loans are reported at the gross amount outstanding, less net deferred loan fees and a valuation allowance for loan losses. Interest income on all loans is recognized over the terms of the loans based on the principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. Accrued interest which appears doubtful of collection is reversed to interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis. Interest income on impaired loans is recognized on the accrual method.

   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 114 (SFAS 114) on accounting by creditors for impairment of a loan. SFAS 114, as amended by SFAS 118, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's fair value if the loan is collateral dependent. The provisions of SFAS 114 were effective for the Company beginning in 1995. The adoption did not have a significant impact on the Company.


ALLOWANCE FOR LOAN LOSSES

   The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.


PREMISES AND EQUIPMENT

   Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. When property is disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. For Federal tax reporting purposes, depreciation is computed using primarily accelerated methods.


OTHER REAL ESTATE

   Other real estate represents property acquired through foreclosure or in settlement of loans and is carried at the lower of cost or fair value less estimated selling expenses. Losses incurred in the acquisition of foreclosed properties are charged against the allowance for loan losses at the time of foreclosure. Subsequent write-downs of other real estate are charged against the current period's operations.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

INCOME TAXES

   The tax effect of transactions is recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company files its income tax returns on a consolidated basis.


PENDING ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to implement SFAS 121 by December 31, 1996. The provisions of SFAS 121 will require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption is not expected to have a significant impact on the Company.

   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights," as an amendment to SFAS 65. The Company is required to implement SFAS 122 by December 31, 1996. The provisions of SFAS 122 eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption is not expected to have a significant impact on the Company.


EARNINGS PER SHARE

   Earnings per share has been computed based on the weighted average number of shares outstanding during the period, which totaled 292,290, 299,685 and 300,000 shares for the years ended December 31, 1995, 1994 and 1993, respectively. Stock options, as described in Note K, are considered to be common stock equivalents for purposes of calculating earnings per share. The effect of including these common stock equivalents in the earnings per share calculations for each of the three years in the period ended December 31, 1995, is anti-dilutive.


FINANCIAL INSTRUMENTS
   In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.


FAIR VALUES OF FINANCIAL INSTRUMENTS

   The Company uses the following methods and assumptions in estimating fair values of financial instruments (see Note O):

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

   Cash and cash equivalents--The carrying amount of cash and cash equivalents approximates fair value.

   Interest-bearing deposits--The carrying amount of interest-bearing deposits approximates fair value.

   Investment securities--The fair value of investment securities held to maturity and available for sale is estimated based on bid quotations received from independent pricing services.

   Loans--For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposits--The fair value of deposits with no stated maturity, such as demand, NOW and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

   Accrued interest--The carrying amount of accrued interest receivable and payable approximates fair value.

   Off-balance-sheet instruments--Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the borrowers' credit standing.


CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

RECLASSIFICATION

   Certain reclassifications have been made in the 1994 and 1993 financial statements to conform with the 1995 presentation.


NOTE B - MERGER

   During 1995, the Company and Regions Financial Corporation executed an agreement to merge the two companies. The merger will be accounted for as a purchase. At December 31, 1995, the Bank has accrued approximately $77,000 for merger expenses based on management's best estimate of expected costs. The merger is subject to regulatory and shareholder approval and is expected to be consummated in the third quarter of 1996.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE C - CASH AND DUE FROM BANKS

   A bank is required to maintain average reserve balances with the Federal Reserve Bank, on deposit with national banks or in cash. At December 31, 1995 and 1994, the Bank's reserve requirement averaged approximately $265,000 and $141,000, respectively. The Bank maintained cash balances which were adequate to meet these requirements.

NOTE D - INVESTMENT SECURITIES

   The amortized cost and estimated market value of investment securities held to maturity are as follows at December 31:

                                                                       1995
                                     ------------------------------------------------------------------------
                                      Amortized             Unrealized          Unrealized           Market
                                        Cost                   Gains              Losses              Value
                                      ---------             ----------          ----------           ------
U.S. Government agencies
  and corporations                   $  750,000               $1,163              $13,750          $  737,413
Mortgage-backed securities              828,675                7,888               18,423             818,140
                                     ----------               ------              -------          ----------
                                     $1,578,675               $9,051              $32,173          $1,555,553
                                     ==========               ======              =======          ==========


                                                                       1994
                                     ------------------------------------------------------------------------
                                      Amortized             Unrealized          Unrealized           Market
                                        Cost                   Gains              Losses              Value
                                      ---------             ----------          ----------           ------
U.S. Government agencies
  and corporations                   $1,000,000               $ -                 $24,585          $  975,415
Mortgage-backed securities              893,390                3,076               62,669             833,797
                                     ----------               ------              -------          ----------
                                     $1,893,390               $3,076              $87,254          $1,809,212
                                     ==========               ======              =======          ==========

  The amortized cost and estimated market value of investment securities available for sale are as follows at December 31:

                                                                       1995
                                     ------------------------------------------------------------------------
                                      Amortized             Unrealized          Unrealized           Market
                                        Cost                   Gains              Losses              Value
                                      ---------             ----------          ----------           ------
U.S. Treasury securities            $ 1,494,427             $ 15,263              $  -            $ 1,509,690
U.S. Government agencies
  and corporations                    6,754,017               47,893               11,496           6,790,414
States and political
  subdivisions                        1,819,545               73,777               10,252           1,883,070
                                    -----------             --------              -------         -----------
                                    $10,067,989             $136,933              $21,748         $10,183,174
                                    ===========             ========              =======         ===========


                                                                       1994
                                     ------------------------------------------------------------------------
                                      Amortized             Unrealized          Unrealized           Market
                                        Cost                   Gains              Losses              Value
                                      ---------             ----------          ----------           ------
U.S. Treasury securities             $  493,494              $  -                $ 20,369          $  473,125
U.S. Government agencies
  and corporations                    6,999,582                1,005              404,522           6,596,065
States and political
  subdivisions                        1,719,129               11,709               66,662           1,664,176
                                     ----------              -------             --------          ----------
                                     $9,212,205              $12,714             $491,553          $8,733,366
                                     ==========              =======             ========          ==========

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE D - INVESTMENT SECURITIES, (Continued)

      The Bank adopted Statement of Financial Accounting Standards No. 115 in 1994 as required. In conjunction with the adoption, investment securities totaling $3,719,947 were transferred to available for sale.

      At December 31, 1995, the unrealized gain on available for sale securities, net of the related deferred taxes of $39,163, is $76,022, and is included as a separate component of stockholders' equity. At December 31, 1994, the unrealized loss on available for sale securities, net of the related deferred taxes of $162,805, is $316,034, and is included as a separate component of stockholders' equity.

      The amortized cost and estimated market value of investment securities held to maturity and available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Mortgage-backed securities have been allocated based on stated maturity dates after considering assumed prepayment patterns.


                                         Investment Securities                      Investment Securities
                                            Held to Maturity                         Available for Sale
                                     -----------------------------             ------------------------------
                                      Amortized           Market                Amortized           Market
                                        Cost              Value                    Cost              Value
                                     ----------        -----------             -----------        -----------
Due in one year or less              $   52,190        $    52,190             $    90,000        $    90,605
Due after one year
      through five years              1,208,024          1,193,167               8,148,729          8,201,908
Due after five years
      through ten years                 318,461            310,196               1,829,260          1,890,661
Due after ten years                        -                  -                       -                  -
                                     ----------        -----------             -----------        -----------
                                     $1,578,675        $ 1,555,553             $10,067,989        $10,183,174
                                     ==========        ===========             ===========        ===========

      Proceeds from sales of investment securities available for sale during 1995 were $1,845,155 with gross gains of $5,529 and gross losses of $10,313 realized on those transactions. There were no sales of investment securities during 1994. Proceeds from sales of investment securities held to maturity during 1993 were $2,773,735, with gross gains of $146,741 and gross losses of $0 realized on those transactions.

      Investment securities with carrying values of $3,552,190 and $5,307,227 and market values of $3,569,002 and $5,016,317 at December 31, 1995 and 1994, respectively, were pledged to secure public funds and certain other deposits as required by law.

      At December 31, 1995, the Bank has no outstanding derivative financial instruments such as swaps, options, futures or forward contracts.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE E - LOANS

      Major classifications of loans are as follows at December 31:

                                                                                  1995                1994
                                                                              -----------         -----------
Commercial                                                                    $11,877,820         $ 7,311,378
Real estate                                                                     8,637,892          11,810,582
Real estate - construction                                                     14,935,912          13,859,787
Installment and simple interest individual                                      5,470,002           4,286,175
                                                                              -----------         -----------
      Total loans                                                              40,921,626          37,267,922
Less: Net deferred loan fees                                                     (128,426)           (125,915)
      Allowance for loan losses                                                  (497,113)           (685,586)
                                                                              -----------         -----------
      Loans, net                                                              $40,296,087         $36,456,421
                                                                              ===========         ===========

      Most of the Bank's business activity is with customers located within Gwinnett County and the surrounding area. As of December 31, 1995 and 1994, the Bank had approximately $23,574,000 and $25,670,000, respectively, of its loan portfolio secured by real estate.

      At December 31, 1995, the Bank had no nonaccrual loans. Nonaccrual loans totaled approximately $85,000 at December 31, 1994. If such loans had been on a full-accrual basis, interest income in 1994 would have been approximately $14,800 higher.

      At December 31, 1995, the Bank had approximately $451,000 in loans which are impaired under SFAS 114. The allowance for loan losses related to these loans is approximately $33,000. The average amount of impaired loans during 1995 was approximately $342,000.

      The following is a summary of transactions in the allowance for loan losses for the years ended December 31:

                                                              1995                1994                 1993
                                                            ---------           ---------           ---------
Balance, beginning of year                                  $ 685,586           $ 455,000           $ 563,500
Provision charged to expense                                  120,000               2,361             416,250
Loans charged off                                            (394,330)           (372,344)           (529,265)
Recoveries of loans previously charged off                     85,857             600,569               4,515
                                                            ---------           ---------           ---------
Balance, end of year                                        $ 497,113           $ 685,586           $ 455,000
                                                            =========           =========           =========


NOTE F - PREMISES AND EQUIPMENT

      Premises and equipment are comprised of the following at December 31:

                                                                                  1995                1994
                                                                               ----------          ----------
Land                                                                           $  464,000          $  464,000
Buildings                                                                       1,524,177           1,443,791
Furniture, fixtures and equipment                                                 686,570             625,430
                                                                               ----------          ----------
                                                                                2,674,747           2,533,221
Less accumulated depreciation                                                    (873,089)           (787,339)
                                                                               ----------          ----------
      Premises and equipment, net                                              $1,801,658          $1,745,882
                                                                               ==========          ==========

      Depreciation expense totaled $109,600, $132,386 and $122,452 in 1995, 1994 and 1993, respectively.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE G - SHORT-TERM BORROWINGS

      The Bank utilizes short-term borrowings as needed for liquidity purposes in the form of federal funds purchased. The Bank has unsecured lines of credit for federal funds purchased from other banks totaling $2,500,000. At December 31, 1995, there were no amounts outstanding under these lines.


NOTE H - INCOME TAXES

      The following are the components of income tax expense as provided for the years ended December 31:

                                                               1995                1994                1993
                                                             --------            --------            --------
Current income tax provision                                 $363,348            $399,161            $ 18,525
Deferred income tax provision (benefit)                        75,944             (56,898)             83,812
                                                             --------            --------            --------
                                                             $439,292            $342,263            $102,337
                                                             ========            ========            ========


      A reconciliation of income tax computed at the federal statutory income tax rate to total income taxes is as follows for the years ended December 31:

                                                              1995                1994                1993
                                                           ----------          ----------          ----------
Pretax income                                              $1,183,399          $1,072,404          $  149,165
                                                           ==========          ==========          ==========

Income taxes computed at federal
  statutory tax rate                                       $  402,356          $  364,617          $   41,424
Increase (decrease) resulting from:
  Tax-exempt interest                                         (31,977)            (31,268)            (24,590)
  Nondeductible interest on tax-exempt
    investments                                                 4,204              13,807               6,031
  Nondeductible expenses                                       37,080                -                   -
  Restatement of deferred taxes                                  -                   -                 83,812
  Other, net                                                   27,629              (4,893)             (4,340)
                                                           ----------          ----------          ----------
                                                           $  439,292          $  342,263          $  102,337
                                                           ==========          ==========          ==========

      The Company adopted Statement of Financial Accounting Standards No. 109 as of January 1, 1993. The cumulative effect on prior years of this change in accounting principles decreased net income in 1993 by $65,615, of which $18,425 is reported separately in the consolidated statement of income. In addition, the deferred tax beneft for 1993 has also been restated to reflect the adoption.

      The following summarizes the tax effects of temporary differences which comprise the net deferred tax assets at December 31:

                                                                                   1995                1994
                                                                                 --------            --------
Reserve for loan losses                                                          $ 79,661            $143,742
Accumulated depreciation                                                          (14,239)            (15,207)
Deferred loan fees                                                                 38,903              47,561
Market valuation adjustment                                                       (39,163)            162,035
Other, net                                                                           -                  4,943
                                                                                 --------            --------
                                                                                 $ 65,162            $343,074
                                                                                 ========            ========

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE I - EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

      The Bank sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Bank's Board of Directors determines the Bank's contribution, which was $16,886, $16,241 and $15,000 in 1995, 1994 and 1993, respectively.


NOTE J - RELATED PARTY TRANSACTIONS

      As of December 31, 1995 and 1994, the Bank had direct and indirect loans which aggregated $2,182,098 and $2,917,143, respectively, outstanding to or for the benefit of certain of the Bank's executive officers, directors, and their related interests. During 1995, $713,835 of such loans were made and repayments totaled $1,448,880. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank.


NOTE K - STOCKHOLDERS' EQUITY

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.



                                                                                        1995
                                                                       --------------------------------------
                                                                            Required              Actual
                                                                         Amount (Ratio)       Amount (Ratio)
                                                                       --------------------------------------
Tier 1 Capital (to Average Assets)                                     $2,645,000    4.0%  $7,627,000   11.5%
Tier 1 Capital (to Risk Weighted Assets)                               $1,894,000    4.0%  $7,627,000   16.1%
Total Capital (to Risk Weighted Assets)                                $3,788,000    8.0%  $8,124,000   17.2%

      Management believes, as of December 31, 1995 and 1994, that the Bank meets all capital requirements to which it is subject.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE K - STOCKHOLDERS' EQUITY, (Continued)

   Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits, after taxes but before dividends, for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. During 1995, the Bank could pay approximately $400,000 in dividends without prior approval or violation of regulatory capital requirements.

   The Company has a stock option plan which permits a total of 20,000 options to be granted to executive officers and key management employees. A total of 6,500 options are outstanding with an exercise price ranging from $20.00 to $24.83 per share. The options vest over a six-year period and expire over a range from 2000 to 2005. A total of 500 options are outstanding with an exercise price of $25.35 per share. The options vest after a six-month period and expire in 2005.

   Summarized information related to these options is as follows at December
31:

                                                                                    1995               1994
                                                                                   ------            -------
              Outstanding, beginning of year                                        8,000              8,000
              Granted during year                                                   3,000             12,000
              Exercised during year at $21.55 per share                            (1,000)              -
              Forfeited during year                                                (3,000)           (12,000)
                                                                                   ------            -------
              Outstanding, end of year                                              7,000              8,000
                                                                                   ======            =======

NOTE L - OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

   The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1995 and 1994, commitments to extend credit totaled approximately $10,817,000 and $7,469,000, respectively. The Bank's experience has been that approximately 80 percent of loan commitments are drawn upon by customers.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 1995 and 1994, commitments under letters of credit aggregated approximately $1,575,000 and $498,000, respectively. The Bank has not been required to perform on any standby letters of credit during 1995 and 1994.

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE L - OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS, (Continued)

   The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the other party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties on those commitments for which collateral is deemed necessary.

NOTE M - PRIOR PERIOD ADJUSTMENT

   Certain errors in the reporting of loan fees collected in prior years, which resulted in an overstatement of previously reported tax revenues and income taxes, were discovered during 1994. Correction of these errors resulted in an income tax refund of $62,232.


NOTE N - SUPPLEMENTAL FINANCIAL DATA

   Components of other expense in excess of 1% of total interest and other income are as follows at December 31:

                                                                          1995           1994           1993
                                                                        --------       --------       --------
FDIC assessment                                                         $ 56,785       $ 94,948       $ 87,065
Data processing fees                                                      94,266         82,181         91,231
Legal fees                                                                22,318         56,748        119,003
Merger expenses                                                          160,273         56,216           -
Director and committee fees                                               61,250         48,950         50,175
Other real estate (income) expense                                         1,252        (36,588)       149,609


NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments are as follows at December 31:


                                                                                            1995
                                                                             ---------------------------------
                                                                                                    Estimated
                                                                               Carrying               Fair
                                                                                Value                 Value
                                                                             -----------           -----------
Financial assets:
   Cash and cash equivalents                                                 $ 7,308,144           $ 7,308,144
   Interest-bearing deposits                                                   3,669,806             3,669,806
   Investment securities held to maturity                                      1,578,675             1,555,553
   Investment securities available for sale                                   10,183,174            10,183,174
   Loans                                                                      40,921,626            40,774,028
   Accrued interest receivable                                                   426,297               426,297

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS, (Continued)


                                                                                            1995
                                                                             ---------------------------------
                                                                                                   Estimated
                                                                              Carrying                Fair
                                                                                Value                 Value
                                                                             -----------           -----------
Financial liabilities:
   Noncontractual deposits                                                   $28,633,992           $28,633,992
   Contractual deposits                                                       28,589,671            28,466,911
   Accrued interest payable                                                      488,910               488,910


Off-balance-sheet instruments:
   Undisbursed credit lines                                                                        $10,680,706
   Standby letters of credit                                                                         1,555,155


NOTE P - CONDENSED FINANCIAL INFORMATION OF FIRST GWINNETT BANCSHARES, INC.

                            CONDENSED BALANCE SHEETS
                                 (Parent Only)



                                                                                       December 31,
                                                                             --------------------------------
                                                                                1995                  1994
                                                                             ----------            ----------
                ASSETS

Cash                                                                         $   68,065            $    3,037
Investment in Bank subsidiary                                                 7,702,730             6,793,084
Other assets                                                                     21,000                 6,578
                                                                             ----------            ----------

           TOTAL ASSETS                                                      $7,791,795            $6,802,699
                                                                             ==========            ==========


         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Short-term borrowing                                                       $     -               $   84,625
  Other liabilities                                                              84,564                  -
                                                                             ----------            ----------

           TOTAL LIABILITIES                                                     84,564                84,625
                                                                             ----------            ----------

STOCKHOLDERS' EQUITY
  Common stock                                                                  293,205               292,250
  Surplus                                                                     5,711,527             5,691,922
  Retained earnings                                                           1,662,687             1,049,936
  Treasury stock                                                                (36,210)                 -
  Market valuation reserve                                                       76,022              (316,034)
                                                                             ----------            ----------

         TOTAL STOCKHOLDERS' EQUITY                                           7,707,231             6,718,074
                                                                             ----------            ----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $7,791,795            $6,802,699
                                                                             ==========            ==========

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE P - CONDENSED FINANCIAL INFORMATION OF FIRST GWINNETT BANCSHARES, INC., (Continued)

                         CONDENSED STATEMENTS OF INCOME
                                 (Parent Only)


                                                                    For the years ended December 31,
                                                          ---------------------------------------------------
                                                            1995                   1994                1993
                                                          ---------              --------            --------
OPERATING INCOME
  Dividends from Bank subsidiary                           $376,210              $ 95,500            $ 95,000
  Other income                                                 -                      325                -
                                                           --------              --------            --------
     TOTAL OPERATING INCOME                                 376,210                95,825              95,000
                                                           --------              --------            --------

OPERATING EXPENSES
  Merger expense                                            160,273                56,216                -
  Other expense                                              10,416                14,893              14,039
                                                           --------              --------            --------
     TOTAL OPERATING EXPENSES                               170,689                71,109              14,039
                                                           --------              --------            --------

     INCOME BEFORE INCOME TAX BENEFIT AND
           EQUITY IN UNDISTRIBUTED EARNINGS
           OF SUBSIDIARY                                    205,521                24,716              80,961

INCOME TAX BENEFIT                                           21,000                  -                   -
                                                           --------              --------            --------

     INCOME BEFORE EQUITY IN UNDISTRIBUTED
           EARNINGS OF SUBSIDIARY                           226,521                24,716              80,961

EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARY                                                517,586               705,425             (52,558)
                                                           --------              --------            --------

     NET INCOME                                            $744,107              $730,141            $ 28,403
                                                           ========              ========            ========

                        FIRST GWINNETT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE P - CONDENSED FINANCIAL INFORMATION OF FIRST GWINNETT BANCSHARES, INC., (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (Parent Only)



                                                                    For the years ended December 31,
                                                          ----------------------------------------------------
                                                            1995                   1994                1993
                                                          ---------             ---------            --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                              $ 744,107             $ 730,141            $ 28,403
  Equity in undistributed earnings of
     subsidiary                                            (517,586)             (705,425)             52,558
  (Increase) decrease in other assets                       (14,426)               10,524              10,524
  Increase (decrease) in other liabilities                   84,564                (5,000)              5,000
                                                          ---------             ---------            --------
     NET CASH FLOWS PROVIDED BY OPERATING
           ACTIVITIES                                       296,659                30,240              96,485
                                                          ---------             ---------            --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in short-term borrowing               (84,625)               84,625                -
  Shares purchased and retired                                 (990)              (84,625)               -
  Repurchase of common stock                                (36,210)                 -                   -
  Exercise of stock options                                  21,550                  -                   -
  Dividend distributions                                       -                     -                (65,000)
  Cash dividends paid                                      (131,356)              (30,000)            (30,000)
                                                          ---------             ---------            --------
     NET CASH FLOWS USED BY FINANCING
           ACTIVITIES                                      (231,631)              (30,000)            (95,000)
                                                          ---------             ---------            ---------

NET INCREASE IN CASH                                         65,028                   240               1,485

CASH AT BEGINNING OF YEAR                                     3,037                 2,797               1,312
                                                          ---------             ---------            --------

CASH AT END OF YEAR                                       $  68,065             $   3,037            $  2,797
                                                          =========             =========            ========

                 FIRST GWINNETT BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF CONDITION (UNAUDITED)
                            MARCH 31, 1996 AND 1995
                         (Dollar amounts in thousands)


                                                                                      March 31,
                                                                            ----------------------------
                                                                              1996                 1995
                                                                            -------              -------
ASSETS
Cash and due from banks                                                     $ 4,547              $ 3,194
Federal funds sold                                                            1,650                4,140
Interest-bearing deposits
      in other financial institutions                                         3,460                1,784
Investment securities held to maturity
     (market value of $1,496 and $1,824)                                      1,519                1,887
Investment securities available for sale                                      9,044                9,011
Loans, net of unearned income                                                46,096               38,400
Less allowance for loan losses                                                 (479)                (660)
                                                                            -------              -------
    Net loans                                                                45,617               37,740

Bank premises and equipment, net                                              1,787                1,754
Other real estate owned                                                          67                   16
Accrued interest receivable                                                     442                  484
Other assets                                                                    263                  285
                                                                            -------              -------

TOTAL                                                                       $68,396              $60,295
                                                                            =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Demand deposits                                                           $13,384              $ 9,195
  NOW accounts                                                                4,701                3,736
  Money market accounts                                                       9,709                6,254
  Savings deposits                                                            2,372                3,095
  Time deposits of $100,000 and over                                          9,195                6,644
  Other time deposits                                                        20,383               23,777
                                                                            -------              -------

     Total deposits                                                          59,744               52,701

Accrued interest payable                                                        478                  407
Other liabilities                                                               317                  136
                                                                            -------              -------

     Total liabilities                                                       60,539               53,244

STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 2,000,000 shares
    authorized; 293,205 and 292,205 shares
    issued and outstanding                                                      293                  292
  Surplus                                                                     5,712                5,691
  Retained earnings                                                           1,838                1,201
  Unrealized gain (loss) on securities available for sale                        50                 (133)
  Treasury stock, 1,420 shares at cost                                          (36)                  --
                                                                            -------              -------

    Total stockholders' equity                                                7,857                7,051

TOTAL                                                                       $68,396              $60,295
                                                                            =======              =======


See notes to consolidated financial statements.

                 FIRST GWINNETT BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                    (In thousands except per share amounts)



                                                                                  Three Months Ended
                                                                                      March 31,
                                                                             ---------------------------
                                                                              1996                 1995
                                                                             ------               ------
INTEREST INCOME:
    Interest and fees on loans                                               $1,105               $  996
    Interest on investment securities:
        U.S. Treasury securities                                                 22                    7
        Obligations of other U.S. Government
           agencies and corporations                                            124                  133
        Obligations of state and political
           subdivisions                                                          24                   23
      Interest on balances due from banks                                        53                   32
      Interest on federal funds sold                                             16                   19
                                                                             ------               ------
                                                                              1,344                1,210
INTEREST EXPENSE:
      Deposits                                                                  580                  482
      Other borrowings                                                           --                    2
                                                                             ------               ------
                                                                                580                  484

NET INTEREST INCOME                                                             764                  726

PROVISION FOR LOAN LOSSES                                                        30                   30
                                                                             ------               ------

NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                             734                  696

OTHER INCOME:
       Service fees                                                              48                   42
       Other                                                                     20                   15
                                                                             ------               ------
                                                                                 68                   57
OTHER EXPENSES:
        Salaries and employee benefits                                          249                  215
        Occupancy expense                                                        29                   31
        Furniture and equipment expense                                          26                   24
        Other                                                                   132                  159
                                                                             ------               ------
                                                                                436                  429
                                                                             ------               ------

INCOME BEFORE INCOME TAXES                                                      366                  324
                                                                             ------               ------

INCOME TAXES                                                                    130                  112

NET INCOME                                                                   $  236               $  212
                                                                             ======               ======


NET INCOME PER SHARE OF COMMON STOCK                                         $  .81               $  .73
                                                                             ======               ======

See notes to consolidated financial statements.

                 FIRST GWINNETT BANCSHARES, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (In thousands)


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                            ----------------------------
                                                                             1996                 1995
                                                                            -------              -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                $   236              $   212
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation                                                               29                   27
      Amortization of organizational costs                                       --                    4
      Amortization, net                                                          --                    1
      Provision for loan losses                                                  30                   30
      Gain on sale of ORE                                                        (4)                  --
      (Increase) decrease in other assets                                      (113)                  47
      Increase in accrued interest receivable                                   (16)                 (94)
      Increase in accrued interest payable                                      (11)                 (13)
      Increase (decrease) in other liabilities                                  210                 (349)
                                                                            -------              -------

Net cash provided (used) by operating activities                                361                 (135)
                                                                            -------              -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan originations, net of repayments                                       (5,418)              (1,314)
  Proceeds from maturities of investment securities
      available for sale                                                      1,100                   --
  Proceeds from maturities of investment securities
      held to maturity                                                           60                    6
  Purchases of property and equipment                                           (14)                 (35)
  Proceeds from sales of other real estate                                      143                   --
                                                                            -------              -------

Net cash used by investing activities                                        (4,129)              (1,343)
                                                                            --------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Decrease in short term note payable                                            --                  (85)
  Net increase in demand deposits, NOW accounts
    and savings accounts                                                      1,532                1,288
  Net increase in certificates of deposit                                       988                2,349
  Cash dividends paid                                                           (73)                 (73)
  Stock repurchased                                                              --                   (1)
                                                                            -------              -------

Net cash provided by financing activities                                     2,447                3,478
                                                                            -------              -------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                         (1,321)               2,000

CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD                                10,978                7,118
                                                                            -------              -------

CASH AND CASH EQUIVALENTS-END OF PERIOD                                     $ 9,657              $ 9,118
                                                                            =======              =======

SUPPLEMENTAL INFORMATION:

Loans transferred to other real estate owned                                $    67                   --



See notes to consolidated financial statements.

                 FIRST GWINNETT BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

    1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting principles followed by First Gwinnett Bancshares, Inc. and the methods of applying principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry.

    The consolidated financial statements include the accounts of First Gwinnett Bancshares, Inc. and its wholly owned subsidiary, First Gwinnett Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

    The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of First Gwinnett Bancshares, Inc. and subsidiary for the three years ended December 31, 1995, included elsewhere herein.

    2.   PROPOSED MERGER

    On October 23, 1995, the Company entered into an agreement and plan of reorganization with Regions Financial Corporation, a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Company will merge with and into Regions. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately 338,703 shares of Regions common stock, subject to adjustment under certain circumstances.

    3.    PENDING ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to implement SFAS 121 by December 31, 1996. The provisions of SFAS 121 will require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption is not expected to have a significant impact on the Company.

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights", as an amendment to SFAS 65. The Company is required to implement SFAS 122 by December 31, 1996. The provisions of SFAS 122 eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption is not expected to have a significant impact on the Company.

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." The Company is required to implement SFAS 123 in 1996. SFAS 123 establishes a method of accounting for stock compensation plans based on fair value. Companies are permitted to continue to use the existing method of accounting but are required to disclose pro forma net income and earnings per share as if SFAS 123 had been used to measure compensation cost. The adoption of SFAS 123 is not expected to have a significant impact on the Company.

                        FIRST GWINNETT BANCSHARES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 1995 and 1994 (UNAUDITED)



 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by First Gwinnett Bancshares, Inc. and the methods of applying principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry.

The consolidated financial statements include the accounts of First Gwinnett Bancshares, Inc. and its wholly owned subsidiary, First Gwinnett Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of First Gwinnett Bancshares, Inc. and subsidiary for the three years ended December 31, 1994, included elsewhere herein.

 2. PROPOSED MERGER

On October 23, 1995, the Company entered into an agreement and plan of reorganization with Regions Financial Corporation, a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Company will merge with and into Regions. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately 338,700 shares of Regions common stock, subject to adjustment under certain circumstances.

 3. ADOPTION OF SIGNIFICANT ACCOUNTING POLICY

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 114 (SFAS 114) on accounting by creditors for impairment of a loan. SFAS 114, as amended by SFAS 118, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's fair value if the loan is collateral dependent. The provisions of SFAS 114 were effective for the Company beginning in 1995. The adoption did not have a significant impact on the Company.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107 (SFAS 107) which requires disclosure of current market value information related to certain assets and liabilities, and Statement of Financial Accounting Standards No. 119 (SFAS 119) which requires disclosure about derivative financial instruments. These pronouncements were effective for the Company begining in 1995. The adoption did not have a significant impact on the Company.

 4. PENDING ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to implement SFAS 121 by December 31, 1996. The provisions of SFAS 121 will require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption is not expected to have a significant impact on the Company.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights", as an amendment to SFAS 65. The Company is required to implement SFAS 122 by December 31, 1996. The provisions of SFAS 122 eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption is not expected to have a significant impact on the Company.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        FIRST GWINNETT BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                          DATED AS OF OCTOBER 23, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Parties.............................................................................      A-5
Preamble............................................................................      A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.......................................      A-5
   1.1    Merger.......................................................................   A-5
   1.2    Time and Place of Closing....................................................   A-5
   1.3    Effective Time...............................................................   A-5
ARTICLE 2 -- TERMS OF MERGER........................................................      A-6
   2.1    Certificate of Incorporation.................................................   A-6
   2.2    Bylaws.......................................................................   A-6
   2.3    Directors and Officers.......................................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES............................................      A-6
   3.1    Conversion of Shares.........................................................   A-6
   3.2    Anti-Dilution Provisions.....................................................   A-6
   3.3    Shares Held by First Gwinnett or Regions.....................................   A-6
   3.4    Fractional Shares............................................................   A-6
   3.5    Conversion of Stock Options; Restricted Stock................................   A-7
   3.6    Dissenting Shareholders......................................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES.....................................................      A-7
   4.1    Exchange Procedures..........................................................   A-7
   4.2    Rights of Former First Gwinnett Shareholders.................................   A-8
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF FIRST GWINNETT.......................      A-8
   5.1    Organization, Standing, and Power............................................   A-8
   5.2    Authority; No Breach By Agreement............................................   A-8
   5.3    Capital Stock................................................................   A-9
   5.4    First Gwinnett Subsidiaries..................................................   A-9
   5.5    Financial Statements.........................................................  A-10
   5.6    Absence of Undisclosed Liabilities...........................................  A-10
   5.7    Absence of Certain Changes or Events.........................................  A-10
   5.8    Tax Matters..................................................................  A-10
   5.9    Environmental Matters........................................................  A-11
   5.10   Compliance With Laws.........................................................  A-11
   5.11   Employee Benefit Plans.......................................................  A-11
   5.12   Material Contracts...........................................................  A-13
   5.13   Legal Proceedings............................................................  A-13
   5.14   Statements True and Correct..................................................  A-13
   5.15   Accounting, Tax and Regulatory Matters.......................................  A-13
   5.16   State Takeover Laws..........................................................  A-14
   5.17   Directors' Agreements........................................................  A-14
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS..............................     A-14
   6.1    Organization, Standing, and Power............................................  A-14
   6.2    Authority; No Breach By Agreement............................................  A-14
   6.3    Capital Stock................................................................  A-14
   6.4    Financial Statements.........................................................  A-15
   6.5    Absence of Undisclosed Liabilities...........................................  A-15
   6.6    Absence of Certain Changes or Events.........................................  A-15
   6.7    Compliance With Laws.........................................................  A-15
   6.8    Legal Proceedings............................................................  A-16
   6.9    Statements True and Correct..................................................  A-16

                                                                                         PAGE
                                                                                         ----
   6.10   Accounting, Tax and Regulatory Matters.......................................  A-16
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION...............................     A-16
   7.1    Affirmative Covenants of First Gwinnett......................................  A-16
   7.2    Negative Covenants of First Gwinnett.........................................  A-16
   7.3    Covenants of Regions.........................................................  A-18
   7.4    Adverse Changes in Condition.................................................  A-18
   7.5    Reports......................................................................  A-18
                                                  ARTICLE 8 -- ADDITIONAL AGREEMENTS
   8.1    Registration Statement; Proxy Statement; Shareholder Approval................  A-18
   8.2    Exchange Listing.............................................................  A-19
   8.3    Applications.................................................................  A-19
   8.4    Filings with State Offices...................................................  A-19
   8.5    Agreement as to Efforts to Consummate........................................  A-19
   8.6    Investigation and Confidentiality............................................  A-19
   8.7    Press Releases...............................................................  A-20
   8.8    Certain Actions..............................................................  A-20
   8.9    Tax Treatment................................................................  A-20
   8.10   Agreements of Affiliates.....................................................  A-20
   8.11   Employee Benefits and Contracts..............................................  A-20
   8.12   Indemnification..............................................................  A-21
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......................     A-21
   9.1    Conditions to Obligations of Each Party......................................  A-21
   9.2    Conditions to Obligations of Regions.........................................  A-22
   9.3    Conditions to Obligations of First Gwinnett..................................  A-23
ARTICLE 10 -- TERMINATION...........................................................     A-24
  10.1    Termination..................................................................  A-24
  10.2    Effect of Termination........................................................  A-25
  10.3    Non-Survival of Representations and Covenants................................  A-25
ARTICLE 11 -- MISCELLANEOUS.........................................................     A-25
  11.1    Definitions..................................................................  A-30
  11.2    Expenses.....................................................................  A-30
  11.3    Brokers and Finders..........................................................  A-30
  11.4    Entire Agreement.............................................................  A-30
  11.5    Amendments...................................................................  A-31
  11.6    Waivers......................................................................  A-31
  11.7    Assignment...................................................................  A-31
  11.8    Notices......................................................................  A-31
  11.9    Governing Law................................................................  A-31
  11.10   Counterparts.................................................................  A-32
  11.11   Captions.....................................................................  A-32
  11.12   Enforcement of Agreement.....................................................  A-32
  11.13   Severability.................................................................  A-32
Signatures..........................................................................     A-33

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
- ------      ------------------------------------------------------------------------------------
  1.     -- Form of Directors' Agreement. (sec.5.17).
  2.     -- Form of agreement of affiliates of First Gwinnett. (sec.sec.8.10, 9.2(f)).
  3.     -- Matters as to which Powell, Goldstein, Frazer & Murphy will opine. (sec.9.2(d)).
  4.     -- Form of Claims Letter. (sec.9.2(g)).
  5.     -- Matters as to which Lange, Simpson, Robinson & Somerville will opine. (sec.9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 23rd day of October, 1995, by and between FIRST GWINNETT BANCSHARES, INC. ("First Gwinnett"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of First Gwinnett and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of First Gwinnett by Regions pursuant to the merger of First Gwinnett into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of First Gwinnett shall be converted into shares of the common stock of Regions (except as provided herein). As a result, shareholders of First Gwinnett shall become shareholders of Regions and each of the subsidiaries of First Gwinnett shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the shareholders of First Gwinnett, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, First Gwinnett shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1107 and 14-2-1103 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of First Gwinnett and Regions.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of First Gwinnett approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of First Gwinnett Common Stock (excluding shares held by First Gwinnett or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.1336 shares of Regions Common Stock (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event First Gwinnett changes the number of shares of First Gwinnett Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIRST GWINNETT OR REGIONS. Each of the shares of First Gwinnett Common Stock held by any First Gwinnett Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of First Gwinnett Common Stock exchanged pursuant to the Merger, or of options to purchase shares of First Gwinnett Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common

Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK. (a) At the Effective Time, all rights with respect to First Gwinnett Common Stock pursuant to stock options or stock appreciation rights ("First Gwinnett Options") granted by First Gwinnett under the First Gwinnett Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First Gwinnett Option, in accordance with the terms of the First Gwinnett Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Gwinnett Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such First Gwinnett Option shall be equal to the number of shares of First Gwinnett Common Stock subject to such First Gwinnett Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Gwinnett Option shall be adjusted by dividing the per share exercise price under each such First Gwinnett Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." First Gwinnett agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) All restrictions or limitations on transfer with respect to First Gwinnett Common Stock awarded under the First Gwinnett Stock Plans or any other plan, program, or arrangement of any First Gwinnett Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

     3.6 DISSENTING SHAREHOLDERS.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and First Gwinnett shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former shareholders of First Gwinnett appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Gwinnett Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of First Gwinnett Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of First Gwinnett Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of First Gwinnett Common Stock is entitled as a result of the

Merger until such holder surrenders his certificate or certificates representing the shares of First Gwinnett Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of First Gwinnett Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, First Gwinnett, nor the Exchange Agent shall be liable to a holder of First Gwinnett Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER FIRST GWINNETT SHAREHOLDERS. At the Effective Time, the stock transfer books of First Gwinnett shall be closed as to holders of First Gwinnett Common Stock immediately prior to the Effective Time and no transfer of First Gwinnett Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of First Gwinnett Common Stock (other than shares to be canceled pursuant to Section 3.3 or Section 3.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of First Gwinnett shall be entitled to vote after the Effective Time at any meeting of Regions shareholders the number of whole shares of Regions Common Stock into which their respective shares of First Gwinnett Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First Gwinnett Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First Gwinnett Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such First Gwinnett Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF FIRST GWINNETT

     First Gwinnett hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. First Gwinnett is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. First Gwinnett is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) First Gwinnett has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Gwinnett, subject to the approval of this Agreement by the holders of a majority of the outstanding First Gwinnett Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by First Gwinnett. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of First Gwinnett, enforceable against First Gwinnett in accordance with its terms

(except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by First Gwinnett, nor the consummation by First Gwinnett of the transactions contemplated hereby, nor compliance by First Gwinnett with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Gwinnett's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Gwinnett Company under, any Contract or Permit of any First Gwinnett Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any First Gwinnett Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Gwinnett of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. The authorized capital stock of First Gwinnett consists of 2,000,000 shares of First Gwinnett Common Stock, of which 290,785 shares are issued and outstanding as of the date of this Agreement and not more than 298,785 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of First Gwinnett are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Gwinnett has been issued in violation of any preemptive rights of the current or past shareholders of First Gwinnett. First Gwinnett has reserved 8,000 shares of First Gwinnett Common Stock for issuance under the First Gwinnett Stock Plans, pursuant to which options to purchase not more than 8,000 shares of First Gwinnett Common Stock are outstanding. Except as set forth above or as disclosed in Section 5.3 of the First Gwinnett Disclosure Memorandum, there are no shares of capital stock or other equity securities of First Gwinnett outstanding and no outstanding Rights relating to the capital stock of First Gwinnett.

     5.4 FIRST GWINNETT SUBSIDIARIES.  First Gwinnett has disclosed in Section
5.4 of the First Gwinnett Disclosure Memorandum all of the First Gwinnett Subsidiaries as of the date of this Agreement. Except as disclosed in Section
5.4 of the First Gwinnett Disclosure Memorandum, First Gwinnett or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each First Gwinnett Subsidiary. No equity securities of any First Gwinnett Subsidiary are or may become required to be issued (other than to another First Gwinnett Company) by reason of any Rights, and there are no Contracts by which any First Gwinnett Subsidiary is bound to issue (other than to another First Gwinnett Company) additional shares of its capital stock or Rights or by which any First Gwinnett Company is or may be bound to transfer any shares of the capital stock of any First Gwinnett Subsidiary (other than to another First Gwinnett Company). There are no Contracts relating to the rights of any First Gwinnett Company to vote or to dispose of any shares of the capital stock of any First Gwinnett Subsidiary. All of the shares of capital stock of each First Gwinnett Subsidiary held by a First Gwinnett Company are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the First Gwinnett Company free and clear of any Lien. Each First Gwinnett Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each First Gwinnett Subsidiary is duly

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qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett. Each First Gwinnett Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 FINANCIAL STATEMENTS. First Gwinnett has included in Section 5.5 of the First Gwinnett Disclosure Memorandum copies of all First Gwinnett Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all First Gwinnett Financial Statements prepared subsequent to the date hereof. The First Gwinnett Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the First Gwinnett Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the First Gwinnett Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the First Gwinnett Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No First Gwinnett Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Gwinnett as of June 30, 1995 included in the First Gwinnett Financial Statements or reflected in the notes thereto. No First Gwinnett Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in Section 5.7 of the First Gwinnett Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, and (ii) the First Gwinnett Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Gwinnett provided in Article 7 of this Agreement.

     5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the First Gwinnett Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate to the Knowledge of First Gwinnett. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties owed with respect to any Taxes, except as reserved against in the First Gwinnett Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the First Gwinnett Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Except as disclosed in Section 5.8(b) of the First Gwinnett Disclosure Memorandum, none of the First Gwinnett Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the First Gwinnett Companies for the period or periods through and including the date of the respective First Gwinnett Financial Statements has been made and is reflected on such First Gwinnett Financial Statements.

     (d) Deferred Taxes of the First Gwinnett Companies have been provided for in accordance with GAAP.

     (e) Each of the First Gwinnett Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     5.9 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section 5.9(a) of the First Gwinnett Disclosure Memorandum, to the Knowledge of First Gwinnett, each First Gwinnett Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett.

     (b) To the Knowledge of First Gwinnett, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any First Gwinnett Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any First Gwinnett Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, and to the Knowledge of First Gwinnett, there is no reasonable basis for any such Litigation.

     (c) To the Knowledge of First Gwinnett, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett.

     5.10 COMPLIANCE WITH LAWS. First Gwinnett is duly registered as a bank holding company under the BHC Act. Each First Gwinnett Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for the absence of Permits which do not have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.10 of the First Gwinnett Disclosure Memorandum, none of the First Gwinnett Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Gwinnett Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, (ii) threatening to revoke any Permits, or (iii) requiring any First Gwinnett Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11 EMPLOYEE BENEFIT PLANS.  (a) First Gwinnett has disclosed in Section
5.11 of the First Gwinnett Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any First Gwinnett Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "First Gwinnett Benefit Plans"). Any of the First Gwinnett Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Gwinnett ERISA Plan." Each First Gwinnett ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "First Gwinnett Pension Plan." No First Gwinnett Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All First Gwinnett Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett. No First Gwinnett Company has engaged in a transaction with respect to any First Gwinnett Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First Gwinnett Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No First Gwinnett Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any First Gwinnett Pension Plan, (ii) no change in the actuarial assumptions with respect to any First Gwinnett Pension Plan, and (iii) no increase in benefits under any First Gwinnett Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett or materially adversely affect the funding status of any such plan. Neither any First Gwinnett Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any First Gwinnett Company, or the single-employer plan of any entity which is considered one employer with First Gwinnett under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No First Gwinnett Company has provided, or is required to provide, security to a First Gwinnett Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any First Gwinnett Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No First Gwinnett Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First Gwinnett Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.11(e) of the First Gwinnett Disclosure Memorandum, no First Gwinnett Company has any Liability for retiree health and life benefits under any of the First Gwinnett Benefit Plans and there are no restrictions on the rights of such First Gwinnett Company to amend or terminate any such Plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 5.11(f) of the First Gwinnett Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any First Gwinnett Company from any First Gwinnett Company under any First Gwinnett Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Gwinnett Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First Gwinnett Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the First Gwinnett Financial Statements to the extent required by and in accordance with GAAP.

     5.12 MATERIAL CONTRACTS. Except as disclosed in Section 5.12 of the First Gwinnett Disclosure Memorandum or otherwise reflected in the First Gwinnett Financial Statements, none of the First Gwinnett Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any First Gwinnett Company or the guarantee by any First Gwinnett Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among First Gwinnett Companies, and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by First Gwinnett with the SEC as of the date of this Agreement if First Gwinnett were required to file a Form 10-K with the SEC (together with all Contracts referred to in Section 5.11(a) of this Agreement, the "First Gwinnett Contracts"). None of the First Gwinnett Companies is in Default under any First Gwinnett Contract. Except as disclosed in Section 5.12 of the First Gwinnett Disclosure Memorandum, all of the indebtedness of any First Gwinnett Company for money borrowed is prepayable at any time by such First Gwinnett Company without penalty or premium.

     5.13 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of First Gwinnett, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First Gwinnett Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Gwinnett, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Gwinnett Company. Section 5.13 of the First Gwinnett Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any First Gwinnett Company is a party and which names a First Gwinnett Company as a defendant or cross-defendant.

     5.14 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any First Gwinnett Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a First Gwinnett Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that any First Gwinnett Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.15 ACCOUNTING, TAX AND REGULATORY MATTERS. No First Gwinnett Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory

Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.16 STATE TAKEOVER LAWS. To the extent applicable, each First Gwinnett Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law, including Parts 2 and 3 of Article 11 of the GBCC.

     5.17 DIRECTORS' AGREEMENTS. Each of the directors of First Gwinnett has executed and delivered to Regions an agreement in substantially the form of
Exhibit 1.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to First Gwinnett as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 45,397,944 shares were issued and outstanding and 1,474,579 shares were held as treasury shares as of June 30, 1995. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of First Gwinnett Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of First Gwinnett Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Regions.

     6.4 FINANCIAL STATEMENTS. Regions has disclosed in Section 6.4 of the Regions Disclosure Memorandum all Regions Financial Statements for periods ended prior to the date hereof and will deliver to First Gwinnett copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect).

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1995, included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for the absence of Permits which do not have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to First Gwinnett pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 ACCOUNTING, TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF FIRST GWINNETT. Unless the prior written consent of Regions shall have been obtained, and except as otherwise expressly contemplated herein, First Gwinnett shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (x) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (y) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF FIRST GWINNETT. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Gwinnett covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, or chief financial officer of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any First Gwinnett Company; or

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          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First Gwinnett Company to another First Gwinnett Company) in excess of an aggregate of $100,000 (for the First Gwinnett Companies on a consolidated basis) except in the ordinary course of the business of First Gwinnett Subsidiaries consistent with past practices (which shall include, for First Gwinnett Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any First Gwinnett Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Gwinnett Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Gwinnett Company, or declare or pay any dividend or make any other distribution in respect of First Gwinnett's capital stock, provided that First Gwinnett may (to the extent legally and contractually permitted to do so, but shall not be obligated to) declare and pay regular cash dividends on the shares of First Gwinnett Common Stock in the amounts and with the usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the First Gwinnett Disclosure Memorandum; provided, that any dividend declared or payable on the shares of First Gwinnett Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and First Gwinnett, be declared (with a record date prior to the Effective Time) only if the normal record date for payment of such quarterly dividend to holders of Regions Common Stock is before the Effective Time; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the First Gwinnett Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Gwinnett Common Stock or any other capital stock of any First Gwinnett Company, or any Rights to acquire such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any First Gwinnett Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Gwinnett Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any First Gwinnett Subsidiary (unless any such shares of stock are sold or otherwise transferred to another First Gwinnett Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned First Gwinnett Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any First Gwinnett Company, except in accordance with past practice or previously approved by the Board of Directors of First Gwinnett, in each case as disclosed in Section 7.2(g) of the First Gwinnett Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
     Section 7.2(g) of the First Gwinnett Disclosure Memorandum; and enter into or amend any severance agreements with officers of any First Gwinnett Company; grant any increase in fees or other increases in compensation or other benefits to directors of any First Gwinnett Company except in accordance with past practice disclosed in Section 7.2(g) of the First Gwinnett Disclosure Memorandum; or except as disclosed in Section 7.2(g) of the First Gwinnett Disclosure Memorandum, voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any First Gwinnett Company and any Person (unless such amendment is required by Law) that the First Gwinnett Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any First Gwinnett Company or make any material change in or to any existing employee benefit plans of any First Gwinnett Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any First Gwinnett Company for material money damages or restrictions upon the operations of any First Gwinnett Company; or

          (l) modify, amend, or terminate any material Contract (including any loan Contract with an Affiliate)or waive, release, compromise, or assign any material rights or claims.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that, except as disclosed in Section 7.3 of the Regions Disclosure Memorandum, it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, and
(ii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and each Party and the First Gwinnett Subsidiaries shall deliver to the other Party copies of all material reports promptly after the same are filed.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. Regions shall file the Registration Statement with the SEC as soon as reasonably practicable, but in no case later than January 15, 1996,

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

provided First Gwinnett has provided Regions all information with respect to First Gwinnett necessary for the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable thereafter and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. First Gwinnett shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. First Gwinnett shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) First Gwinnett shall mail the Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of First Gwinnett shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of First Gwinnett shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq/NMS the shares of Regions Common Stock to be issued to the holders of First Gwinnett Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall prepare and file, as soon as reasonably practicable, but in no case later than January 15, 1996, and First Gwinnett shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia and Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 30th day after execution of this Agreement, shall not interfere unnecessarily with normal operations. First Gwinnett shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by First Gwinnett. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time,

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

each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, First Gwinnett and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no First Gwinnett Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any First Gwinnett Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of First Gwinnett's Board of Directors, no First Gwinnett Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but First Gwinnett may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. First Gwinnett shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. First Gwinnett shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 AGREEMENT OF AFFILIATES. First Gwinnett has disclosed in Section 8.10 of the First Gwinnett Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of First Gwinnett for purposes of Rule 145 under the 1933 Act. First Gwinnett shall use its reasonable efforts to cause each such Person to deliver to Regions no later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First Gwinnett Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of First Gwinnett pursuant to this Agreement to enforce the provisions of this Section 8.10). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the First Gwinnett Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.11), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of First Gwinnett shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of First Gwinnett shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of First Gwinnett shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause First Gwinnett and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the First Gwinnett

Disclosure Memorandum to Regions between any First Gwinnett Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the First Gwinnett Benefit Plans.

     8.12 INDEMNIFICATION. (a) For a period of six years after the Effective Time, Regions shall, and shall cause First Gwinnett to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the First Gwinnett Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by First Gwinnett's Articles of Incorporation and Bylaws or any Contract providing for indemnification as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by First Gwinnett is required to effectuate any indemnification, Regions shall cause First Gwinnett to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or First Gwinnett shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or First Gwinnett elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or First Gwinnett and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or First Gwinnett shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that First Gwinnett shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) SHAREHOLDER APPROVAL. The shareholders of First Gwinnett shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the

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

     transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (F) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (G) TAX MATTERS. Each Party shall have received a written opinion of Alston & Bird, special counsel to Regions, in form reasonably satisfactory to it (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of First Gwinnett Common Stock for Regions Common Stock will not give rise to gain or loss to the shareholders of First Gwinnett with respect to such exchange (except to the extent of any cash received), and (iii) neither First Gwinnett nor Regions will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel for Regions shall be entitled to rely upon representations of officers of First Gwinnett and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of First Gwinnett set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Gwinnett set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of First Gwinnett set forth in Sections 5.15 and 5.16 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of First Gwinnett set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.15, and 5.16) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on First Gwinnett; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of First Gwinnett to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. First Gwinnett shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Gwinnett's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) OPINION OF COUNSEL. Regions shall have received an opinion of Powell, Goldstein, Frazer & Murphy, counsel to First Gwinnett, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in Exhibit 3.

          (E) ACCOUNTANT'S LETTERS. Regions shall have received from Bricker & Melton, P.A. letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding First Gwinnett, in form and substance reasonably satisfactory to Regions, which letters shall be based upon customary specified procedures undertaken by such firm.

          (F) AFFILIATES AGREEMENTS. Regions shall have received from each affiliate of First Gwinnett the affiliates letter referred to in Section
     8.10 of this Agreement.

          (G) CLAIMS LETTERS. Each of the directors and executive officers of First Gwinnett shall have executed and delivered to Regions letters in substantially the form of Exhibit 4.

          (H) POOLING LETTER. Regions shall have received a letter from Ernst & Young, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF FIRST GWINNETT. The obligations of First Gwinnett to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Gwinnett pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to First Gwinnett (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Gwinnett and its counsel shall request.

          (D) OPINION OF COUNSEL. First Gwinnett shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to First Gwinnett, as to the matters set forth in Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Gwinnett, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of First Gwinnett; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Gwinnett and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Regions and Section 9.3(a) of this Agreement in the case of First Gwinnett; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Gwinnett and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of First Federal and
     Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of First Gwinnett fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Gwinnett and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 31st day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of First Gwinnett undertaken by Regions during such time period or any of the disclosures contained in the First Gwinnett Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to
Section 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sales prices of Regions Common Stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal, or if not reported thereby, another authoritative source as chosen by Regions) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq/NMS ending at the close of trading on the fifth full trading day preceding the Determination Date.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the Delaware Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section
     1.1 of this Agreement.

          "DETERMINATION DATE" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System of the Merger and the other transactions contemplated by this Agreement shall be received.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.11 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.11 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FIRST GWINNETT BENEFIT PLANS" shall have the meaning set forth in
     Section 5.11 of this Agreement.

          "FIRST GWINNETT COMMON STOCK" shall mean the $1.00 par value common stock of First Gwinnett.

          "FIRST GWINNETT COMPANIES" shall mean, collectively, First Gwinnett and all First Gwinnett Subsidiaries.

          "FIRST GWINNETT DISCLOSURE MEMORANDUM" shall mean the written information entitled "First Gwinnett Financial Corporation Disclosure Memorandum" delivered within seven days after the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "FIRST GWINNETT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Gwinnett as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1994, 1993, and 1992, included in the First Gwinnett Disclosure Memorandum, (ii) the financial statements as of and for the six months ended June 30, 1995, included in the Call Reports filed by First Gwinnett Bank with the appropriate Regulatory Authorities, and (iii) the financial statements included in the Call Reports filed by First Gwinnett Bank with the appropriate Regulatory Authorities with respect to periods ended subsequent to June 30, 1995.

          "FIRST GWINNETT STOCK PLANS" shall mean the existing stock options and other stock-based compensation plans of First Gwinnett disclosed in Section
     5.11 of the First Gwinnett Disclosure Memorandum.

          "FIRST GWINNETT SUBSIDIARIES" shall mean the Subsidiaries of First Gwinnett, which shall include the First Gwinnett Subsidiaries described in
     Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First Gwinnett in the future and owned by First Gwinnett at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "GEORGIA CERTIFICATE OF MERGER" shall mean the Georgia Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical, or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or written notice by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MERGER" shall mean the merger of First Gwinnett into and with Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers' Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either First Gwinnett or Regions, and "PARTIES" shall mean both First Gwinnett and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by First Gwinnett to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of First Gwinnett Common Stock.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to First Gwinnett describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Regions as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three fiscal years ended December 31, 1994, 1993, and 1992, as filed by Regions in SEC Documents, and (ii) the consolidated balance sheets of Regions (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the shareholders of First Gwinnett in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of First Gwinnett to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Gwinnett or Regions, each of First Gwinnett and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any such approval by the holders of First Gwinnett Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Gwinnett, to waive or extend the time for the compliance or fulfillment by First Gwinnett of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, First Gwinnett, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Gwinnett under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Gwinnett.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Gwinnett:                    First Gwinnett Bancshares, Inc.
                                   5935 Buford Highway
                                   Norcross, Georgia 30071
                                   Telecopy Number: (404) 368-2220
                                   Attention: Monty G. Watson
                                   President and Chief Executive Officer
Copy to Counsel:                   Powell, Goldstein, Frazer & Murphy
                                   191 Peachtree Street, N.E., Sixteenth Floor
                                   Atlanta, Georgia 30303
                                   Telecopy Number: (404) 572-5958
                                   Attention: Kathryn L. Knudson

Regions:                           Regions Financial Corporation
                                   417 North 20th Street
                                   Birmingham, Alabama 35203
                                   Telecopy Number: (205) 326-7571
                                   Attention: Richard D. Horsley
                                   Vice Chairman and Executive Financial Officer
Copy to Counsel:                   Regions Financial Corporation
                                   417 North 20th Street
                                   Birmingham, Alabama 35203
                                   Telecopy Number: (205) 326-7099
                                   Attention: Samuel E. Upchurch, Jr.
                                              General Counsel and Corporate
                                   Secretary

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                               FIRST GWINNETT BANCSHARES, INC.


                                      By:
- -----------------------------------       -----------------------------------
Secretary                                 Monty G. Watson
                                          Secretary President and Chief
                                          Executive Officer


[CORPORATE SEAL]


ATTEST:                               REGIONS FINANCIAL CORPORATION



                                      By:
- -----------------------------------       -----------------------------------
Samuel E. Upchurch, Jr.                   William E. Jordon
Corporate Secretary                       Regional President


[CORPORATE SEAL]

                                                                      APPENDIX B

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption,

             including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

     (Code 1981, s 14-2-1320, enacted by Ga. L. 1988, p. 1070, s 1; Ga. L. 1993,
p. 1231, s 17.)

14-2-1321 Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated; (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                                                       DESCRIPTION
- ------         ---------------------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of October 23, 1995 by and between First Gwinnett Bancshares, Inc.
               and Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Birnbrey, Minsk & Minsk LLP
 23.3   --     Consent of Bricker & Melton, P.A.
 23.4   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --     Consent of Alston & Bird -- included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.



ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 4th day of June, 1996.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: -------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                       TITLE                     DATE
- --------------------------  ------------------------------  ------------------
/s/ J. Stanley Mackin
- --------------------------  Chairman of the Board and                    June 4,  1996
J. Stanley Mackin           Chief Executive Officer and
                                   Director
/s/ Richard D. Horsley
- --------------------------  Vice Chairman of the Board and               June 4,  1996
Richard D. Horsley          Executive Financial Officer
                                   and Director
/s/ Robert P. Houston
- --------------------------  Executive Vice President and                 June 4,  1996
Robert P. Houston           Comptroller

/s/ Shelia S. Blair
- --------------------------         Director                              June 4,  1996
Sheila S. Blair

/s/ William B. Boles, Sr.
- --------------------------         Director                              June 4,  1996
William B. Boles, Sr.

/s/ James B. Boone, Jr.
- --------------------------         Director                              June 4,  1996
James B. Boone, Jr.

/s/ Albert P. Brewer
- --------------------------         Director                              June 4,  1996
Albert P. Brewer

/s/ James S.M. French
- --------------------------         Director                              June 4, 1996
James S.M. French

/s/ Catesby ap C. Jones
- --------------------------         Director                              June 4, 1996
Catesby ap C. Jones

/s/ Olin B. King
- --------------------------         Director                              June 4, 1996
Olin B. King

/s/ Henry E. Simpson
- --------------------------         Director                              June 4, 1996
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
- --------------------------         Director                              June 4, 1996
Lee J. Styslinger, Jr.

/s/ Robert J. Williams
- --------------------------         Director                              June 4, 1996
Robert J. Williams


                               INDEX TO EXHIBITS



                                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                                  NUMBERED
NUMBER                                  DESCRIPTION                                                                        PAGE
- -------           -------------------------------------------------                                                    ------------
  2.1   --       Agreement and Plan of Merger, dated as of October 23, 1995 by and between First Gwinnett Bancshares,
                 Inc. and Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --       Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
                 Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --       By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 33-54231.
  5.    --       Opinion re: legality.
  8.    --       Opinion re: tax matters.
 23.1   --       Consent of Ernst & Young LLP.
 23.2   --       Consent of Birnbrey, Minsk & Minsk, LLC
 23.3   --       Consent of Bricker & Melton, P.A.
 23.4   --       Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.6   --       Consent of Alston & Bird -- included in Exhibit 8.
 24.    --       Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.